EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HORIZON BANCORP

AND

LAPORTE BANCORP, INC.

DATED AS OF MARCH 10, 2016

TABLE OF CONTENTS
ARTICLE I. THE MERGER2
1.01THE MERGER    2
1.02RESERVATION OF RIGHT TO REVISE STRUCTURE    2
1.03TAX FREE REORGANIZATION    3
1.04ABSENCE OF CONTROL    3
1.05BANK MERGER    3
1.06INVESTMENT SUBSIDIARY MERGER    3
1.07REAL ESTATE SUBSIDIARY MERGER    4
1.08TERMINATION OF CAPTIVE INSURANCE PROGRAM PARTICIPATION    4
1.09NO DISSENTERS’ RIGHTS    4
ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK4
2.01MERGER CONSIDERATION    4
2.02ELECTION PROCEDURES    5
2.03TREATMENT OF LPB EQUITY AWARDS    7
2.04ANTI-DILUTION ADJUSTMENTS    7
2.05NO FRACTIONAL SHARES    8
2.06EXCHANGE PROCEDURES    8
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF LPB10
3.01ORGANIZATION AND AUTHORITY    11
3.02AUTHORIZATION    11
3.03CAPITALIZATION    12
3.04ORGANIZATIONAL DOCUMENTS    13
3.05COMPLIANCE WITH LAW    13
3.06ACCURACY OF INFORMATION PROVIDED TO HORIZON    14
3.07LITIGATION AND PENDING PROCEEDINGS    14
3.08FINANCIAL STATEMENTS AND REPORTS    15
3.09MATERIAL CONTRACTS    15
3.10ABSENCE OF UNDISCLOSED LIABILITIES    17
3.11TITLE TO PROPERTIES AND ENVIRONMENTAL LAWS    17
3.12LOANS AND INVESTMENTS    19
3.13INDEBTEDNESS    20
3.14NO SHAREHOLDER RIGHTS PLAN    20
3.15EMPLOYEE BENEFIT PLANS    20
3.16LABOR AND EMPLOYMENT MATTERS    25
3.17OBLIGATIONS TO EMPLOYEES    25
3.18TAXES, RETURNS AND REPORTS    25
3.19DEPOSIT INSURANCE    26
3.20INSURANCE    26
3.21BOOKS AND RECORDS    26
3.22BROKER’S, FINDER’S OR OTHER FEES    26
3.23INTERIM EVENTS    27
3.24INSIDER TRANSACTIONS    28
3.25INDEMNIFICATION AGREEMENTS    28
3.26SHAREHOLDER APPROVAL    29
3.27INTELLECTUAL PROPERTY    29
3.28INFORMATION SECURITY    29
3.29COMMUNITY REINVESTMENT ACT    30
3.30BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE    30
3.31AGREEMENTS WITH REGULATORY AGENCIES    30

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3.32APPROVAL DELAYS    31
3.33INTERNAL CONTROLS    31
3.34FIDUCIARY ACCOUNTS    31
3.35FAIRNESS OPINION.    31
3.36LPB SECURITIES AND EXCHANGE COMMISSION FILINGS    31
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HORIZON32
4.01ORGANIZATION AND AUTHORITY    33
4.02AUTHORIZATION    33
4.03CAPITALIZATION    34
4.04COMPLIANCE WITH LAW    34
4.05ABSENCE OF UNDISCLOSED LIABILITIES    35
4.06ACCURACY OF INFORMATION PROVIDED TO LPB    35
4.07FINANCIAL STATEMENTS AND REPORTS    36
4.08ADEQUACY OF RESERVES    36
4.09LITIGATION AND PENDING PROCEEDINGS    36
4.10TAXES, RETURNS AND REPORTS    37
4.11DEPOSIT INSURANCE    37
4.12BANK SECRECY AND ANTI‑MONEY LAUNDERING COMPLIANCE    37
4.13COMMUNITY REINVESTMENT ACT    37
4.14APPROVAL DELAYS    37
4.15HORIZON SECURITIES AND EXCHANGE COMMISSION FILINGS    37
4.16NO SHAREHOLDER APPROVAL    38
4.17ANTITAKEOVER PROVISIONS INAPPLICABLE    38
4.18BOOKS AND RECORDS    38
4.19ENVIRONMENTAL MATTERS    38
4.20INTERIM EVENTS    38
4.21WELL-CAPITALIZED    38
4.22INTERNAL CONTROLS    38
4.23INFORMATION SECURITY    39
4.24EMPLOYEE BENEFIT PLANS    39
ARTICLE V. CERTAIN COVENANTS42
5.01SHAREHOLDER APPROVAL    42
5.02OTHER APPROVALS    42
5.03CONDUCT OF BUSINESS    42
5.04INSURANCE    47
5.05ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES    47
5.06ACQUISITION PROPOSALS    48
5.07PRESS RELEASES    51
5.08CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES    51
5.09FAILURE TO FULFILL CONDITIONS    51
5.10ACCESS; INFORMATION    51
5.11FINANCIAL STATEMENTS    52
5.12ENVIRONMENTAL    52
5.13GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION    53
5.14ADVERSE ACTIONS    53
5.15EMPLOYEE BENEFITS AND EMPLOYEES    53
5.16TERMINATION OF LPB 401(K) PLAN    54
5.17DISPOSITION OF WELFARE BENEFIT AND SEC. 125 PLANS    56
5.18SUBSIDIARY MERGERS AND LSBRMI TERMINATION    56
5.19COOPERATION ON CONVERSION OF SYSTEMS    56
5.20INSTALLATION/CONVERSION OF EQUIPMENT    57
5.21SUPPLEMENTAL LIFE INSURANCE AGREEMENTS (BOLI)    57

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5.22EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL PAYMENTS    57
5.23SERP AGREEMENTS AND DEFERRED COMPENSATION AGREEMENT    57
5.24MORTGAGE LOAN OPERATIONS    58
5.25AMENDMENT AND TERMINATION OF LPSB ESOP    58
5.26280G OPINION    60
ARTICLE VI. COVENANTS OF HORIZON60
6.01APPROVALS    60
6.02SEC REGISTRATION    61
6.03EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS    62
6.04ADVERSE ACTIONS    63
6.05D&O INSURANCE AND INDEMNIFICATION    64
6.06CHANGES AND SUPPLEMENTS TO HORIZON DISCLOSURE SCHEDULES    65
6.07LA PORTE COUNTY ADVISORY BOARD    65
6.08HORIZON AND HORIZON BANK BOARD    65
6.09ISSUANCE OF HORIZON COMMON STOCK    65
6.10COMMUNITY INVESTMENT    66
6.11COMMERCIALLY REASONABLE EFFORTS    66
6.12MERGER CONSIDERATION AVAILABILITY    66
6.13SHORT-SWING TRADING EXEMPTION    66
6.14CONDUCT OF BUSINESS    66
6.15FAILURE TO FULFILL CONDITIONS    66
ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER67
7.01CONDITIONS PRECEDENT TO HORIZON’S OBLIGATIONS    67
7.02CONDITIONS PRECEDENT TO LPB’S OBLIGATIONS    69
ARTICLE VIII. TERMINATION OF MERGER71
8.01TERMINATION    71
8.02EFFECT OF TERMINATION    74
ARTICLE IX. EFFECTIVE TIME OF THE MERGER75
ARTICLE X. CLOSING76
10.01CLOSING DATE AND PLACE    76
10.02DELIVERIES    76
ARTICLE XI. MISCELLANEOUS77
11.01NO ASSIGNMENT    77
11.02WAIVER; AMENDMENT    77
11.03NOTICES    77
11.04HEADINGS    78
11.05SEVERABILITY    78
11.06COUNTERPARTS; FACSIMILE    78
11.07GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL    78
11.08ENTIRE AGREEMENT    79
11.09SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS    79
11.10EXPENSES    79
11.11CERTAIN REFERENCES    79

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 10th day of March, 2016, by and between HORIZON BANCORP, an Indiana corporation (“Horizon”), and LAPORTE BANCORP, INC., a Maryland corporation (“LPB”).
WITNESSETH:
WHEREAS, Horizon is an Indiana corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and
WHEREAS, LPB is a Maryland corporation registered as a savings and loan holding company with the FRB under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), with its principal office located in La Porte, Indiana; and
WHEREAS, Horizon and LPB seek to consummate a merger whereby LPB will merge with and into Horizon, and immediately following the merger, The LaPorte Savings Bank, an Indiana-chartered savings bank and wholly-owned subsidiary of LPB (“LPSB”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon (“Horizon Bank”); and
WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein; and
WHEREAS, the Board of Directors of each of the parties hereto have approved this Agreement and authorized its execution; and
WHEREAS, the Board of Directors of each of the parties hereto intend this Agreement to be designated a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and a plan of merger; and
WHEREAS, as an inducement for Horizon to enter into this Agreement, each of the directors and executive officers of LPB has entered into a Voting Agreement with Horizon substantially in the form of Exhibit 5.01 hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of LPB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements.
NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT AND PLAN OF MERGER     PAGE 1

ARTICLE I.

THE MERGER
1.01    The Merger.
(a)    General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX), LPB shall merge with and into Horizon (the “Merger”). Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.
(b)    Name, Officers and Directors. The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided, however, that Horizon shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon, Michele M. Thompson shall be appointed as a director of Horizon.
(c)    Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.
(d)    Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by LPB shall vest in Surviving Corporation as set forth in Indiana Code Section 23‑1‑40‑6, as amended, without reversion or impairment. At the Effective Time, all liabilities of LPB shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23‑1‑40‑6, as amended.
(e)    Integration. Subject to the terms and conditions of this Agreement, the parties hereto intend to effectuate at the Effective Time, or cause to be effectuated at the Effective Time, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23‑1‑40‑1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23‑1‑40‑1. The parties agree to cooperate and to take all reasonable actions prior to the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.
1.02    Reservation of Right to Revise Structure. At Horizon’s election, the Merger may alternatively be structured so that (a) LPB is merged with and into any other direct or indirect wholly-

AGREEMENT AND PLAN OF MERGER    PAGE 2

owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into LPB; provided, however, that no such change shall: (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, $0.01 par value per share, of LPB (the “LPB Common Stock”) or the holders of options for LPB Common Stock, (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03 or adversely affect the tax treatment of LPB’s shareholders pursuant to this Agreement, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such a revision, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such revision.
1.03    Tax Free Reorganization. Horizon and LPB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.
1.04    Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor LPB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
1.05    Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of LPSB with and into Horizon Bank (the “Bank Merger”) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Bank Merger, the separate corporate existence of LPSB will terminate. Horizon Bank will be the surviving bank (the “Surviving Bank”) and will continue its corporate existence under applicable law. The Articles of Association of Horizon Bank, as then in effect, will be the Articles of Association of the Surviving Bank, the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the Surviving Bank. The directors of Horizon Bank following the effective time of the Bank Merger shall be those individuals serving as directors of Horizon Bank at the effective time of the Bank Merger, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided, however, that Horizon Bank shall take all appropriate action so that, as of the effective time of the Bank Merger, and subject to and in accordance with the Bylaws of Horizon Bank, Michele M. Thompson shall be appointed as a director of Horizon Bank. The officers of Horizon Bank serving at the effective time of the Bank Merger shall continue to serve as the officers of the Surviving Bank, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

AGREEMENT AND PLAN OF MERGER    PAGE 3

1.06    Investment Subsidiary Merger. The parties will cooperate and use reasonable best efforts to effect the merger of LSB Investments, Inc. (“LSBI”) with and into Horizon Investments, Inc. (“HII” and the “Investment Subsidiary Merger,” respectively) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Investment Subsidiary Merger, the separate corporate existence of LSBI will terminate. HII will be the surviving corporation and will continue its corporate existence under applicable law. The Articles of Incorporation of HII, as then in effect, will be the Articles of Incorporation of the surviving corporation, the Bylaws of HII, as then in effect, will be the Bylaws of the surviving corporation, and the Board of Directors and officers of HII will continue as the Board of Directors and officers of the surviving corporation.
1.07    Real Estate Subsidiary Merger. The parties will cooperate and use reasonable best efforts to effect the merger of LSB Real Estate, Inc. (“LSBREI”) with and into Horizon Properties, Inc. (“HPI” and the “Real Estate Subsidiary Merger,” respectively) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Real Estate Subsidiary Merger, the separate corporate existence of LSBREI will terminate. HPI will be the surviving corporation and will continue its corporate existence under applicable law. The Articles of Incorporation of HPI, as then in effect, will be the Articles of Incorporation of the surviving corporation, the Bylaws of HPI, as then in effect, will be the Bylaws of the surviving corporation, and the Board of Directors and officers of HPI will continue as the Board of Directors and officers of the surviving corporation.
1.08    Termination of Captive Insurance Program Participation. Prior to the Effective Time, LPB will use its commercially reasonable best efforts to take all steps necessary to terminate LPB’s and its Subsidiaries’ participation in the captive insurance program through LSB Risk Management, Inc. (“LSBRMI”) as of the Effective Time (the “LSBRMI Termination”).
1.09    No Dissenters’ Rights. Shareholders of LPB are not entitled to any dissenters’ rights under Title 3 of the Maryland General Corporation Law, as amended. LPB shall take no action which would result in the loss of such exemption prior to the Effective Time.
ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK
2.01    Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of LPB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt LPB Stock”) shall become and be converted into the right to receive in accordance with this Article II, at the election of the holder thereof, either (or a combination of): (i) 0.629 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the aggregate stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), or (ii) $17.50 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger

AGREEMENT AND PLAN OF MERGER    PAGE 4

Consideration”); provided, however, that in the aggregate, sixty-five (65%) of LPB’s Common Stock issued and outstanding immediately prior to the Effective Time will be converted and exchanged for the Stock Consideration and, that in the aggregate, thirty-five (35%) of LPB’s Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for the Cash Consideration).
2.02    Election Procedures.
(a)    Cash and Stock Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to Computershare, Inc., as Horizon’s stock transfer agent (the “Exchange Agent”)) in such form as designated by Horizon and the Exchange Agent, and in such form as reasonably acceptable to LPB (the “Election Form”), shall be mailed prior to the anticipated Closing Date on such date as LPB and Horizon shall mutually agree upon (the “Mailing Date”) to each holder of record of LPB Common Stock as of five (5) business days prior to the Mailing Date. Each Election Form shall permit the holder of record of LPB Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares of LPB Common Stock (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares of LPB Common Stock (a “Stock Election”), (iii) elect to receive Stock Consideration for a portion of such holder’s LPB Common Stock and Cash Consideration for the remaining portion of such holder’s LPB Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, 65% of the outstanding shares of LPB Common Stock (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining shares of LPB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Cash Consideration (the “Cash Consideration Number”). Shares of LPB Common Stock as to which a Cash Election (including as part of a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of LPB Common Stock as to which a Stock Election (including as part of a Mixed Election) has been made are referred to herein as “Stock Election Shares.” Shares of LPB Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of LPB Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”
(b)    Delivery of Election. To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on such date as mutually agreed upon between Horizon and LPB (which date shall be at least five (5) business days prior to the anticipated Closing Date and shall be publicly announced by Horizon as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the certificates representing LPB Common Stock as to which such Election Form is being made or by an appropriate guarantee of delivery of such certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided,

AGREEMENT AND PLAN OF MERGER    PAGE 5

however, that any such guarantee shall be subject to the condition that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery and failure to deliver the certificates covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Horizon, in its sole discretion. For shares of LPB Common Stock (if any) held in book entry form, Horizon shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to LPB. If a holder of LPB Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder's Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of LPB Common Stock held by such holder shall be designated Non-Election Shares. All Election Forms shall automatically be revoked, and all certificates returned, if the Exchange Agent is notified in writing by Horizon and LPB that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Horizon nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(c)    Allocation. The allocation among the holders of shares of LPB Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.02(c) (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).
(i)    Aggregate Stock Consideration Oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.05 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;
(ii)    Aggregate Stock Consideration Undersubscribed. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:
(A)    Adjustment to Non-Election Share Allocation Only. If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash

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Consideration and, subject to Section 2.05 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or
(B)    Adjustment to Both Non-Election Share Allocation and Cash Election Share Allocation. If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.05 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.
2.03    Treatment of LPB Equity Awards.
(a)    All options to purchase LPB Common Stock outstanding immediately prior to the Election Deadline, whether or not vested, shall be converted into the right to receive from Horizon, at the Effective Time, an amount in cash equal to $17.50 minus the per share exercise price for each share of LPB Common Stock subject to an option; provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law. LPB shall use its best efforts to obtain from each holder of an option or agreement to the treatment of their options in the manner contemplated by this Section on or before the Election Deadline by executing and delivering to Horizon an agreement in the same form as Exhibit 2.03 attached hereto, and LPB shall amend any such plan accordingly (or take such other action as is necessary to cause all outstanding LPB options to terminate as of the Effective Time) prior to the Effective Time. Each such option shall be cancelled and cease to exist by virtue of such payment. Execution by every holder of options shall not be a condition precedent to consummation of the transactions contemplated herein.
(b)    At the Effective Time, each award in respect of a share of LPB Common Stock subject to vesting or other lapse restriction granted under a LPB Plan, whether or not vested, that is outstanding immediately prior to the Effective Time (a “LPB Restricted Stock Award”) shall fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of LPB Common Stock underlying such LPB Restricted Stock Award. Horizon shall issue the consideration described in this Section 2.03(b), less applicable tax withholdings, within five (5) business days following the Closing Date.
2.04    Anti-Dilution Adjustments. If Horizon changes (or establishes a record date for changing) the number of shares of Horizon common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the

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outstanding Horizon common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of LPB at the Effective Time shall receive, in the aggregate, such number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock as would have been represented by the number of shares of Horizon common stock the shareholders of LPB would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.04 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.
2.05    No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Horizon common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of LPB Common Stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.
2.06    Exchange Procedures.
(a)    At and after the Effective Time, each physical certificate or book‑entry account statement evidencing outstanding shares of LPB Common Stock (each an “Old Certificate”) (other than the Exempt LPB Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. Prior to the Closing Date, Horizon shall provide the Exchange Agent with the irrevocable authorization to issue a sufficient number of shares of Horizon common stock to be used to issue the aggregate Stock Consideration to holders of LPB Common Stock and deposit, or cause to be deposited, with the Exchange Agent, an amount in cash sufficient to pay the aggregate Cash Consideration payable to holders of LPB Common Stock (together with cash for any fractional shares pursuant to Section 2.05).
(b)    As promptly as practicable after the Effective Time, but no later than five (5) business days after the Effective Time (and provided LPB has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of LPB Common Stock who did not surrender, or who improperly surrendered, such shareholder’s Old Certificates to the Exchange Agent, a letter of transmittal providing instructions to the LPB shareholder as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Merger Consideration applicable thereto in exchange for the Old Certificates pursuant to the terms of this Agreement.
(c)    Horizon shall cause a book‑entry account statement representing that number of whole shares of Horizon common stock that each holder of LPB Common Stock has the right to receive pursuant to Section 2.01 and 2.02 and/or a check in the amount of such holder’s proportionate share of the Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such

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shareholder as soon as reasonably practicable after delivery to Horizon of the Old Certificates (or bond or other indemnity satisfactory to Horizon if any of such Old Certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon, and any other documents required by this Agreement or reasonably requested by Horizon or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.
(d)    No dividends or other distributions on Horizon common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of LPB Common Stock converted in the Merger into the right to receive shares of Horizon common stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.06, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon common stock such holder had the right to receive upon surrender of the Old Certificate.
(e)    The stock transfer books of LPB shall be closed immediately prior to the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of LPB of any shares of LPB Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.
(f)    Horizon shall be entitled to rely upon LPB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.
(g)    If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.
(h)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of LPB Common Stock that are owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

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(i)    Notwithstanding the foregoing, no party hereto shall be liable to any former holder of LPB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(j)    If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Horizon (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Any former shareholder of LPB who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Horizon’s Common Stock deliverable in respect of each former share of LPB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of LPB Common Stock for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF LPB
On or prior to the date hereof, LPB has delivered to Horizon a schedule (the “LPB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. However, for purposes of the LPB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable Horizon to identify the items to which it applies.
For the purpose of this Agreement, and in relation to LPB, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of LPB and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of LPB or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on LPB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) the expenses incurred by LPB and LPSB in negotiating, documenting, effecting and consummating the transactions contemplated by this

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Agreement, (e) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of LPB and its Subsidiaries, (f) any changes in general economic or capital market conditions affecting banks and their holding companies generally, including, without limitation, changes in interest rates, and (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.
For the purpose of this Agreement, and in relation to LPB and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of LPB and its Subsidiaries listed on Section 3.0 of the LPB Disclosure Schedules. Additionally, for the purpose of this Agreement, and in relation to LPB, its “Subsidiaries” shall mean any entity which is required to be consolidated with LPB for financial reporting purposes pursuant to GAAP.
Accordingly, LPB hereby represents and warrants to Horizon as follows, except as set forth in the LPB Disclosure Schedule:
3.01    Organization and Authority.
(d)    LPB is a corporation duly organized and validly existing under the laws of the state of Maryland and is a registered savings and loan holding company under the HOLA. LPB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Section 3.01(a) of the LPB Disclosure Schedules sets forth a complete list of LPB’s Subsidiaries. Except as provided in Section 3.01(a) of the LPB Disclosure Schedules, LPB owns directly no voting stock or equity securities of any corporation, partnership, association or other entity.
(e)    LPSB is an Indiana state chartered savings bank existing under the laws of the State of Indiana. LPSB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 3.01(b) of the LPB Disclosure Schedules, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association or other entity.
3.02    Authorization.
(c)    LPB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by LPB have been duly authorized and approved by the Board of Directors of LPB and, assuming the accuracy of the representation contained in Section 4.02(a), constitutes a valid and binding obligation of LPB, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

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(d)    Except as set forth in Section 3.02(b) of the LPB Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of LPB or the charter documents of any of LPB’s Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which LPB or any of its Subsidiaries is a party or by which LPB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property or asset of LPB or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which LPB or any of its Subsidiaries is bound or with respect to which LPB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except for such violations, conflicts, breaches or defaults under clause (iii), (iv) or (v) hereof that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on LPB.
(e)    Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by LPB.
(f)    The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the Maryland General Corporation Law applicable to LPB.
3.03    Capitalization.
(a)    As of the date of this Agreement, the authorized capital stock of LPB consists of 100,000,000 shares of LPB Common Stock, $0.01 par value per share, 5,580,115 shares of which are issued and outstanding (including 119,035.8417 allocated shares of LPB Common Stock and 359,773.3888 unallocated shares of LPB Common Stock held by the LPSB ESOP (as defined in Section 3.15(k), and 25,152 shares of restricted common stock), and 50,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. As of the date of this Agreement, and as described in Section 3.03(a) of the LPB Disclosure Schedule, there are options to purchase 579,934 shares of LPB Common Stock outstanding, all of which are vested (or will, as of the Effective Time, be vested) and issuable as shares of LPB Common Stock (the “Options”). As of the date of this Agreement, the Options have a weighted average exercise price of $9.40 per share. Such issued and outstanding shares of LPB Common Stock and the Options have been duly and validly authorized by all necessary corporate action of LPB, are validly issued, fully paid and

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nonassessable and have not been issued in violation of any pre-emptive rights. LPB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of LPB Common Stock is entitled to one vote per share.
(b)    Except as set forth in Section 3.03(b) of the LPB Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of LPB are owned by LPB, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.
(c)    Other than the Options and except as set forth in Section 3.03(c) of the LPB Disclosure Schedule, there are no options, warrants, commitments, calls, puts, plans, agreements, understandings, arrangements or subscription rights relating to any shares of capital stock of LPB (whether outstanding or to be issued) or any shares of capital stock of LPB’s Subsidiaries (whether outstanding or to be issued), or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of LPB or its Subsidiaries, by which LPB is or may become bound or may, or is required to, issue any additional securities of LPB or any Subsidiary. LPB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of LPB Common Stock. To LPB’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of LPB or its Subsidiaries.
(d)    LPB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of LPB Common Stock.
3.04    Organizational Documents. The Articles of Incorporation and Bylaws of LPB and any similar governing documents for each of LPB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement have been previously delivered to Horizon.
3.05    Compliance with Law.
(k)    None of LPB or any of its Subsidiaries is currently in material violation of, and since January 1, 2011, none has been in material violation of, any applicable local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”) except where such violation would not have a Material Adverse Effect on LPB. LPB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on LPB, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any material restrictions

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or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.
(l)    Section 3.05(b) of the LPB Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of LPB who have outstanding loans from LPB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
(m)    Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and LPB’s incorporation, LPB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(n)    All of the existing offices and branches of LPSB have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LPB. LPSB has no approved but unopened offices or branches.
3.06    Accuracy of Information Provided to Horizon. LPB agrees that the information concerning LPB or any of its Subsidiaries that is provided or to be provided by LPB to Horizon for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LPB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, LPB shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.
3.07    Litigation and Pending Proceedings.
(a)    Except for lawsuits described in Section 3.07(a) of the LPB Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of LPB, threatened against LPB or any of its Subsidiaries, and to LPB’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against LPB or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on LPB.

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(b)    Neither LPB nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of LPB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.
3.08    Financial Statements and Reports.
(a)    LPB has previously delivered to Horizon copies of the following financial statements and reports of LPB and its Subsidiaries, including the notes thereto (collectively, the “LPB Financial Statements”):
(i)    Consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of LPB as of and for the fiscal years ended December 31, 2012, 2013, and 2014;
(ii)    the unaudited interim consolidated financial statements of LPB for the nine months ended September 30, 2015; and
(iii)    Call Reports (“Call Reports”) for LPSB for the periods ending on December 31, 2012, 2013, 2014, and for the three months ended September 30, 2015.
(b)    The LPB Financial Statements described in clauses (i) and (ii) above present fairly in all material respects the consolidated financial position of LPB as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of LPB and its Subsidiaries. The LPB Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
3.09    Material Contracts.
(a)    As of the date of this Agreement, and except as disclosed by Section 3.09(a) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (collectively, the “Material Contracts”):
(i)    any contract relating to the borrowing of money in excess of $100,000 by LPB or any of its Subsidiaries or the guarantee by LPB or any of its Subsidiaries of any such obligation (other than FHLB of Indianapolis advances, contracts pertaining to fully-secured securities repurchase agreements, trade payables, bankers’ acceptances and contracts relating to borrowings or guarantees made in the ordinary course of business),

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(ii)    any contract containing covenants that limit the ability of LPB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, LPB or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,
(iii)    any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to LPB or any of its Subsidiaries,
(iv)    any lease of real or personal property providing for total aggregate lease payments by or to LPB or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which LPB or any of its Subsidiaries is the lessor,
(v)    any contract that involves total aggregate expenditures or receipts by LPB or any of its Subsidiaries in excess of $100,000 during the remaining term of the agreement or having a remaining term in excess of two years, excluding agreements relating to loans and deposits with LPSB customers;
(vi)    each material licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements (other than off‑the‑shelf and similar software generally available to the public) and including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(vii)    all Warehouse Agreements (as defined in Section 3.09(c) below); or
(viii)    any other document, instrument or agreement that is required to be filed as an exhibit to any LPB SEC Report (as defined in Section 3.36) (pursuant to Items 601(b)(4) or 601(b)(10) of Regulation S‑K under the 1933 Act) that has not been filed as an exhibit to, or incorporated by reference in, LPB’s SEC Reports filed prior to the date of this Agreement. For purposes of this Section 3.09, any document, instrument or agreement that has been, or is required to be, filed as an exhibit to any LPB SEC Report (as described above) shall be deemed a “Material Contract.”
(b)    With respect to each of LPB’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither LPB nor any of its Subsidiaries is in material default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither LPB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv)  to LPB’s knowledge, no other party to any such Material Contract is in default or otherwise not in

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compliance with any material term or condition of any such Material Contract; and (v) a true and complete copy of each such Material Contract has been previously delivered to Horizon.
(c)    With respect to each of LPB’s Material Contracts under which LPB provides a revolving credit facility to a borrower for the purpose of originating one‑to‑four‑family residential mortgage loans (each, a “Mortgage Loan”), including but not limited to, each mortgage loan warehouse agreement, mortgage loan participation purchase and sale agreement, mortgage loan repurchase agreement, and any similar agreement (each, a “Warehouse Agreement”):
(i)    to LPB’s knowledge, the borrower has not committed fraud in the origination of any Mortgage Loan financed with an advance made pursuant thereto;
(ii)    to LPB’s knowledge, each Mortgage Loan funded pursuant thereto is subject to a valid and enforceable purchase commitment issued by a secondary market purchaser and was originated in accordance with the underwriting standards and investor guidelines of such purchaser, and is otherwise saleable on the secondary market; and
(iii)    to LPB’s knowledge, the borrower holds a perfected first-lien security interest in the note, mortgage and mortgage file relating to each Mortgage Loan funded pursuant thereto, subject only to the security interest of LPB in such collateral.
(d)    Except as disclosed in Section 3.11(a) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for LPB’s own account or for the account of one or more of its Subsidiaries or their respective customers.
3.10    Absence of Undisclosed Liabilities. Except (i) as provided in the LPB Financial Statements or LPB SEC Reports (as defined in Section 3.36), (ii) for unfunded loan commitments and obligations on letters of credit to customers of LPB’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability or have a material impact on LPB; none of LPB or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor, to LPB’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such material obligation, agreement, contract, commitment, liability, lease or license. None of LPB or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.
3.11    Title to Properties and Environmental Laws.
(a)    Section 3.11(a) of the LPB Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by LPB or any Subsidiary. LPB or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO);

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marketable title to all material personal property reflected in the LPB Financial Statements as of September 30, 2015, other than personal property disposed of in the ordinary course of business since September 30, 2015; the right to use by valid and enforceable written lease or contract all other real property which LPB or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since September 30, 2015. All of such owned real estate properties and all other non-real estate assets are owned by LPB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the LPB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the LPB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. To the knowledge of LPB, all real property owned or leased by LPB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. To the knowledge of LPB, all such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. To the knowledge of LPB, all real property, machinery, equipment, furniture and fixtures owned or leased by LPB or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.
(b)    After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by LPB or its Subsidiaries, and LPB and LPSB agree to reasonably cooperate in connection therewith.
(c)    With respect to all real property presently or formerly owned, leased or used by LPB or any of its Subsidiaries, LPB, its Subsidiaries and to LPB’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act,

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the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of LPB, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against LPB or any of its Subsidiaries with respect to the Environmental Laws, and, to LPB’s knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of LPB or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Except as disclosed in Section 3.11(c) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither LPB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.
3.12    Loans and Investments.
(a)    Section 3.12(a) of the LPB Disclosure Schedule contains (i) a list of each loan by LPSB that has been classified by regulatory examiners or management as “Special Mention,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2015, (ii) the most recent loan watch list of LPSB and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(b)(iv) of this Agreement, and (iv) a list of each outstanding advance made pursuant to a Warehouse Agreement that remains unpaid at least 90 days after the funding date of the Mortgage Loan originated with such advance. LPB and LPSB have not sold, purchased or entered into any loan participation arrangement which was outstanding at September 30, 2015, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Section 3.12(a) of the LPB Disclosure Schedule also contains a true, accurate and complete list of all loans in which LPSB has any participation interest or which have been made with or through another financial institution on a recourse basis against LPSB.
(b)    All loans originated by LPSB, and to the knowledge of LPSB, all loans purchased by LPSB pursuant to the Warehouse Agreements, and reflected in the LPB Financial Statements as of September 30, 2015 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2015: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation

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of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming LPSB as the secured party or mortgagee (unless by written agreement to the contrary).
(c)    The allowance for loan and lease losses and the carrying value for OREO which are shown on the LPB Financial Statements are, in the judgment of management of LPB, adequate in all material respects under the requirements of GAAP as of the respective dates.
(d)    None of the investments reflected in the LPB Financial Statements as of and for the nine months ended September 30, 2015, and none of the investments made by any Subsidiary of LPB since September 30, 2015 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither LPB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by LPB and LPSB, as reflected in the latest balance sheet in the LPB Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by LPB and LPSB, as reflected in the latest balance sheet in the LPB Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.
3.13    Indebtedness. Except as set forth in Section 3.13 of the LPB Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLB advances, neither LPB nor any of its Subsidiaries has any indebtedness for borrowed money.
3.14    No Shareholder Rights Plan. LPB has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of LPB or which reasonably could be considered an anti-takeover mechanism.
3.15    Employee Benefit Plans.
(a)    With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which LPB is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with LPB under Code Section 414(c), and all other entities which together with LPB are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which LPB or any

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ERISA Affiliate participates as a participating employer, or to which LPB or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of LPB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, “LPB Plan” and collectively, “LPB Plans”), LPB represents and warrants, except as set forth in Section 3.15(a) of the LPB Disclosure Schedule:
(i)    All such LPB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.
(ii)    All LPB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which LPB may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.
(iii)    All LPB Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.
(iv)    All options to purchase shares of LPB Common Stock were granted with a per share exercise price that was not less than the “fair market value” of LPB Common Stock on the date of such grant, as determined in accordance with the terms of the applicable LPB Plan. All LPB stock options, restricted stock units, and shares of restricted stock have, been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by LPB (directly or indirectly) with respect to LPB’s stock option or restricted stock granting practices or other equity compensation practices.
(v)    No LPB Plan (or its related trust) holds any stock or other securities of LPB and no LPB Plan allows for the granting of any awards over or with respect to any stock or other securities of LPB.

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(vi)    Neither LPB, an ERISA Affiliate nor to LPB’s knowledge, any other fiduciary as defined in ERISA Section 3(21)(A) of an LPB Plan has engaged in any transaction that may subject LPB, any ERISA Affiliate or any LPB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.
(vii)    All obligations required to be performed by LPB or any ERISA Affiliate under any provision of any LPB Plan have been performed by it in all material respects and, neither LPB nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any LPB Plan.
(viii)    All required reports and descriptions for the LPB Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all LPB Plans have been proper as to form and timely given.
(ix)    No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any LPB Plan.
(x)    There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or, to LPB’s knowledge, threatened by any governmental agency involving any LPB Plan.
(xi)    There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to LPB’s knowledge, threatened against LPB or any ERISA Affiliate in connection with any LPB Plan or the assets of any LPB Plan.
(xii)    Any LPB Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by LPB and its ERISA Affiliates.
(b)    LPB has provided or made available to Horizon true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following LPB Plans, as applicable:
(i)    All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);
(ii)    All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

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(iii)    All current executive and other incentive compensation plans, programs and agreements;
(iv)    All current group insurance, medical, and prescription drug arrangements, policies or plans;
(v)    All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by LPB for its current or former directors, officers or employees;
(vi)    All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by LPB or any ERISA Affiliate with respect to any LPB Plan;
(vii)    All current participants (based on the most current census or similar report) in the LPSB ESOP, LPB 401(k), or the health and welfare benefit plans; and
(viii)    Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.
(c)    Except as disclosed in Section 3.15(c) of the LPB Disclosure Schedule, no current or former director, officer or employee of LPB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any LPB Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with LPB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a LPB Plan maintained by LPB or an ERISA Affiliate.
(d)    With respect to all LPB Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by LPB or any ERISA Affiliate, to LPB’s knowledge, no director, officer, employee or agent of LPB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on LPB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by LPB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.
(e)    Except as disclosed in Section 3.15(e) of the LPB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon LPB or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

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(f)    No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by LPB or any ERISA Affiliate.
(g)    Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the LPB Disclosure Schedule, there are no material benefits or material liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.
(h)    Neither LPB nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither LPB nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(i)    Except as disclosed in Section 3.15(i) of the LPB Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), LPB, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.
(j)    Except as contemplated by this Agreement, neither LPB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way LPB Plans.
(k)    With respect to the LaPorte Savings Bank Employee Stock Ownership Plan (the “LPSB ESOP”):
(i)    The LaPorte Savings Bank Employee Stock Ownership Plan Committee (the “ESOP Committee”) has been duly appointed in accordance with Section 12.2 of the LPSB ESOP and has the authority to take the actions under Section 5.25(d)(iii) and Section 5.25(d)(iv).
(ii)    No event of default has occurred or presently exists under the ESOP Term Loan Agreement dated October 4, 2012, by and between the LPSB ESOP and LPB (the “ESOP Loan Agreement”), the Term Note dated October 4, 2012 issued by the LPSB ESOP (the “Exempt Note”) or the Pledge and Security Agreement dated October 4, 2012, by and between the LPSB ESOP and LPB (the “ESOP Pledge Agreement”) (the ESOP Loan Agreement, Exempt Note and ESOP Pledge Agreement referred to collectively as the “ESOP Loan Documents”).
(iii)    The LPSB ESOP has the right under the ESOP Loan Agreement to prepay at any time the principal amount of the Exempt Note without penalty and subject only to payment of accrued interest through the date of prepayment.

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(iv)    The LPSB ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7).
(v)    All shares of LPB Stock owned by the LPSB ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA.
(vi)    Except for the Indebtedness under the ESOP Loan Documents, there is no existing Indebtedness of the LPSB ESOP, LPB or LPSB relating to the ESOP.
(vii)    The ESOP Trustee has been duly and properly appointed and granted full authority to act as trustee of the LPSB ESOP and exercise trust powers thereunder.
(l)    With respect to the LaPorte Savings Bank 401(k) Retirement Plan (the “LPB 401(k) Plan”), Deborah S. Varnak and Joyce Fabisiak have been duly appointed pursuant to the terms of the LPB 401(k) Plan as the sole trustees of the LPB 401(k) Plan (the “401(k) Trustees”) and have the authority to take the actions necessary under Section 5.16(f)(iii) and Section 5.16(f)(iv).
3.16    Labor and Employment Matters. LPB is and has been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes. To the knowledge of LPB, no employee with annual compensation of $75,000 or more plans to terminate his or her employment with LPB or any Subsidiary. Since January 1, 2013, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of LPB, threatened, any labor dispute, work stoppage, labor strike or lockout against LPB. No employee of LPB or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To LPB’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Section 3.16 of the LPB Disclosure Schedule, no employee or independent contractor of LPB or any of its Subsidiaries is a party to any employment agreement, confidentiality, non‑disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement or any similar agreement with LPB or any of its Subsidiaries (the “Employee Agreements”), and neither LPB, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. LPB is in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.
3.17    Obligations to Employees. All material obligations and liabilities of and all payments by LPB or any ERISA Affiliate and all LPB Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by LPB or an ERISA Affiliate in accordance with

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GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) LPB Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the LPB Financial Statements and the books, statements and records of LPB.
3.18    Taxes, Returns and Reports. Each of LPB and its Subsidiaries has since January 1, 2012 (a) duly and timely filed or extended (before its due date) all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). LPB has established, and shall establish in the Subsequent LPB Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the LPB Financial Statements adequate to cover all of LPB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither LPB nor any of its Subsidiaries has, to LPB’s knowledge, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent LPB Financial Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of LPB or its Subsidiaries. Except as set forth in Section 3.18 of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the LPB Disclosure Schedule, no federal, state or local tax returns of LPB or any of its Subsidiaries have been audited by any taxing authority since January 1, 2011.
3.19    Deposit Insurance. The deposits of LPSB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and LPB or LPSB has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
3.20    Insurance. Section 3.20 of the LPB Disclosure Schedule contains a true, accurate and complete list of all policies of insurance, self‑insured arrangements and pooled or shared risk arrangements (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, banker’s blanket bond for third‑party mortgage brokers, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned, held or participated in by LPB or any of its Subsidiaries on the date hereof or with respect to which LPB or any of its Subsidiaries pays any premiums. Each banker’s bond for third‑party brokers satisfies the applicable requirements of Section 5.04(b) of this Agreement. LPB has also caused each borrower under a Warehouse Agreement to maintain in place errors and omissions coverage and fidelity bond coverage that satisfies the applicable requirements of Section 5.04(b) of this Agreement. All of the aforementioned policies and arrangements, and to LPB’s knowledge, all policies and arrangements relating to Warehouse Agreements which are required to be maintained by third parties, are in full force and effect and all premiums due thereon have been paid when due.

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3.21    Books and Records. The books of account, minute books, stock record books and other records of LPB and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the LPB’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of LPB and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of LPB and its Subsidiaries.
3.22    Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of LPB’s attorneys and accountants and the contractually-agreed fees and expenses of Raymond James & Associates, Inc. (“Raymond James”), LPB’s investment banker under the agreement identified on Section 3.22 of the LPB Disclosure Schedule, all of which shall be paid or accrued by LPB at or prior to the Effective Time, no agent, broker or other Person acting on behalf of LPB or any of its Subsidiaries or under any authority of LPB or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.
3.23    Interim Events. Except as otherwise permitted hereunder or disclosed on Section 3.23 of the LPB Disclosure Schedule, since September 30, 2015, neither LPB nor any of its Subsidiaries has:
(a)    Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on LPB;
(b)    Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;
(c)    Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(b)(ii) hereof;
(d)    Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock (excluding the exercise of any stock options), including the issuance of stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;
(e)    Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of LPB or a Subsidiary, except in the ordinary course of business;
(f)    Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases (and bonuses) in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed or amended any existing employee welfare, pension,

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retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;
(g)    Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;
(h)    Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate LPB or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;
(i)    Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;
(j)    Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by LPSB of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;
(k)    Canceled, released or compromised any material loan, debt, obligation, claim or receivable other than in the ordinary course of business;
(l)    Except for this Agreement, entered into any transaction, contract or commitment other than in the ordinary course of business;
(m)    Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;
(n)    Amended their articles of incorporation, charter or bylaws (or other similar governance documents) or adopted any resolutions by their board of directors or shareholders with respect to the same; or
(o)    Conducted its business in any manner other than substantially as it was being conducted prior to September 30, 2015.
3.24    Insider Transactions. Except as set forth in Section 3.24 of the LPB Disclosure Schedule, since January 1, 2013, no executive officer or director of LPB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such executive officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by LPB or any Subsidiary or in any liability, obligation or indebtedness of LPB or any Subsidiary, except for deposits of LPSB, securities issued by LPB, and interests in compensatory arrangements.

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3.25    Indemnification Agreements.
(a)    Except as set forth in Section 3.25(a) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee or shareholder against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of LPB or the charter documents of a Subsidiary.
(b)    Since January 1, 2011, no claims have been made against or filed with LPB or any of its Subsidiaries nor have any claims been, to LPB’s knowledge, threatened against LPB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of LPB or any of its Subsidiaries.
3.26    Shareholder Approval. The affirmative vote of the holders of a majority of the LPB Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) and entitled to vote on this Agreement and the Merger is required for shareholder approval of this Agreement and the Merger.
3.27    Intellectual Property.
(a)    LPB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(e)) that is used by LPB or its Subsidiaries in their respective businesses as currently conducted. Neither LPB nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.
(b)    To LPB’s knowledge, LPB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2013. There is no claim asserted or, to LPB’s knowledge, threatened against LPB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.
(c)    Since January 1, 2013, to LPB’s knowledge, no third party has infringed, misappropriated or otherwise violated LPB or its Subsidiaries’ Intellectual Property rights. There are no claims asserted or threatened by LPB or its Subsidiaries, nor has LPB or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.
(d)    To the extent LPB has designated any of its information, materials or processes a trade secret, LPB and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

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(e)    For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.
3.28    Information Security. No Person has gained unauthorized access to any of the LPB IT Assets which has caused, or is reasonably likely to cause, a Material Adverse Effect for LPB or LPSB. LPB and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices and as required by Law or any Governmental Authority and are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, and with their own privacy policies and commitments to their respective customers and employees relating to the foregoing, except for immaterial failures to comply or immaterial violations. No claims are pending or, to LPB’s knowledge, threatened in writing against LPB or any Subsidiary alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. For purposes of this Agreement, “LPB IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by LPB or its Subsidiaries or licensed or leased by LPB or its Subsidiaries (excluding any public networks).
3.29    Community Reinvestment Act. LPSB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
3.30    Bank Secrecy and Anti-Money Laundering Compliance. Neither LPB nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). LPB and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of LPB and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against LPB or its Subsidiaries under any BSA/AML Law that, if determined adversely to LPB or its Subsidiaries, would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on LPB.
3.31    Agreements with Regulatory Agencies. Neither LPB nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive

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by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or, since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated holding companies or their subsidiaries, whether or not set forth in Section 3.31 of the LPB Disclosure Schedule (a “LPB Regulatory Agreement”), nor has LPB or any of its Subsidiaries been advised, since January 1, 2013, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such LPB Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of LPB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to LPB or any of its Subsidiaries.
3.32    Approval Delays. To LPB’s knowledge, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.
3.33    Internal Controls. LPB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2013, (i) through the date hereof, neither LPB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LPB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LPB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing LPB or any of its Subsidiaries, whether or not employed by LPB or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by LPB or any of its officers, directors, employees or agents to the Board of Directors of LPB or any committee thereof or to any director or officer of LPB.
3.34    Fiduciary Accounts. LPB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither LPB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust, to LPB’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
3.35    Fairness Opinion. LPB has received an opinion from Raymond James to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the common stockholders of LPB pursuant to this Agreement is fair for such common stockholders from a

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financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.36    LPB Securities and Exchange Commission Filings. LPB has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“LPB SEC Reports”). All such LPB SEC Reports were true, accurate and complete in all material respects as of the dates of the LPB SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by LPB, and to the knowledge of LPB, none of the LPB SEC Reports is the subject of any ongoing review by the SEC.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON
On or prior to the date hereof, Horizon has delivered to LPB a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI. However, for purposes of the Horizon Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable LPB to identify the items to which it applies.
For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of LPB or at the direction of LPB, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Horizon and its Subsidiaries, (e) the expenses incurred by Horizon or Horizon Bank in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (f) any changes in general economic or capital market conditions affecting banks and their holding companies generally, including, without limitation,

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changes in interest rates, and (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.
For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of Horizon listed on Section 4.0 of the Horizon Disclosure Schedules. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.
Accordingly, Horizon represents and warrants to LPB as follows, except as set forth in the Horizon Disclosure Schedule:
4.01    Organization and Authority.
(a)    Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(b)    Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(c)    Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(d)    The Articles of Incorporation and Bylaws of Horizon and Horizon Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement have been previously delivered to LPB.
4.02    Authorization.
(a)    Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e) and (f) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming the accuracy of the representation contained in Section 3.02(a), constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment

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of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.
(b)    Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than LPB) or any other adverse interest, upon any right, property or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except for such violations, conflicts, breaches or defaults under clause (iii), (iv) or (v) hereof that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on LPB.
(c)    Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.
4.03    Capitalization.
(a)    As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 22,500,000 shares of Horizon common stock, 12,003,564 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding, and (iii) options to purchase 165,091 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share.
(b)    Except as set forth in Section 4.03(b) of the Horizon Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Horizon are owned by Horizon, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

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4.04    Compliance with Law.
(a)    None of Horizon or any of its Subsidiaries is currently in violation of, and since January 1, 2011, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.
(b)    Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.
(c)    Since the enactment of the Sarbanes-Oxley Act, Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(d)    All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Horizon.
4.05    Absence of Undisclosed Liabilities. Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability or have a material impact on Horizon; none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such material obligation, agreement, contract, commitment, liability, lease or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.
4.06    Accuracy of Information Provided to LPB. Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to LPB for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02) and any other documents to be filed with any regulatory authority or governmental

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entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LPB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to LPB or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.
4.07    Financial Statements and Reports.
(a)    The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:
(iv)    consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2013, 2014 and 2015; and
(v)    Call Reports for Horizon Bank as of the close of business on December 31, 2013, 2014, and 2015.
(b)    The Horizon Financial Statements described in clause (i) present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
(c)    Since December 31, 2015, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
4.08    Adequacy of Reserves. The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

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4.09    Litigation and Pending Proceedings.
(a)    There are no material claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of Horizon, threatened against Horizon or any of its Subsidiaries, and to Horizon’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Horizon or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Horizon.
(b)    Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Horizon, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.
4.10    Taxes, Returns and Reports. Each of Horizon and its Subsidiaries has since January 1, 2012 (a) duty and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the Horizon Disclosure Schedule, no federal, state or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority since January 1, 2011.
4.11    Deposit Insurance. The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
4.12    Bank Secrecy and Anti‑Money Laundering Compliance. Neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. Horizon and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of Horizon and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries,

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would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Horizon.
4.13    Community Reinvestment Act. Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
4.14    Approval Delays. To the knowledge of Horizon, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.
4.15    Horizon Securities and Exchange Commission Filings. Horizon has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.
4.16    No Shareholder Approval. No vote or consent of any of the holders of Horizon’s capital stock is required by law, agreement, or NASDAQ Global Select Market listing requirements for Horizon to enter into this Agreement and to consummate the Merger.
4.17    Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Indiana, including the provisions of the IBCL applicable to Horizon.
4.18    Books and Records. The books of account, minute books, stock record books and other records of Horizon and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Horizon’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of Horizon and each of its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors.
4.19    Environmental Matters. Horizon and its Subsidiaries are in material compliance with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Horizon, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, on Horizon or any of its Subsidiaries, any material liability or material obligation arising under any Environmental Law, pending or to Horizon’s knowledge, threatened against Horizon. To the knowledge of Horizon, there is no reasonable basis for any such proceeding, claim, action or governmental investigation on Horizon or any of its Subsidiaries of any material liability or material obligation arising under any Environmental Law.

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4.20    Interim Events. Since December 31, 2015, neither Horizon nor any of its Subsidiaries has experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Horizon.
4.21    Well-Capitalized. Horizon Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)). Horizon Bank has not been informed that its status as “well capitalized” will change and has no basis for believing that its status will change due to this Merger.
4.22    Internal Controls. Horizon and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2013, (i) through the date hereof, neither Horizon nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Horizon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Horizon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Horizon or any of its Subsidiaries, whether or not employed by Horizon or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Horizon or any of its officers, directors, employees or agents to the Board of Directors of Horizon or any committee thereof or to any director or officer of Horizon.
4.23    Information Security. No Person has gained unauthorized access to any of the Horizon IT Assets which has caused, or is reasonably likely to cause, a Material Adverse Effect, for Horizon or Horizon Bank. Horizon and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices and as required by Law or any Governmental Authority and are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, and with their own privacy policies and commitments to their respective customers and employees relating to the foregoing, except for immaterial failures to comply or immaterial violations. No claims are pending or to Horizon’s knowledge, threatened in writing against Horizon or any Subsidiary alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. For purposes of this Agreement, “Horizon IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by Horizon or its Subsidiaries or licensed or leased by Horizon or its Subsidiaries (excluding any public networks).
4.24    Employee Benefit Plans.
(c)    With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Horizon is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Horizon under Code Section 414(c), and all other entities

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which together with Horizon are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Horizon or any ERISA Affiliate participates as a participating employer, or to which Horizon or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Horizon or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, “Horizon Plan” and collectively, “Horizon Plans”), Horizon represents and warrants:
(i)    All such Horizon Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.
(ii)    All Horizon Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which Horizon may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.
(iii)    All Horizon Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.
(iv)    All options to purchase shares of Horizon Common Stock were granted with a per share exercise price that was not less than the “fair market value” of Horizon Common Stock on the date of such grant, as determined in accordance with the terms of the applicable Horizon Plan. All Horizon stock options, restricted stock units, and shares of restricted stock have, been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by Horizon (directly or indirectly) with respect to Horizon’s stock option or restricted stock granting practices or other equity compensation practices.
(v)    No Horizon Plan (or its related trust) holds any stock or other securities of Horizon and no Horizon Plan allows for the granting of any awards over or with respect to any stock or other securities of Horizon.

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(vi)    Neither Horizon, an ERISA Affiliate nor to Horizon’s knowledge, any other fiduciary as defined in ERISA Section 3(21)(A) of a Horizon Plan has engaged in any transaction that may subject Horizon, any ERISA Affiliate or any Horizon Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.
(vii)    All obligations required to be performed by Horizon or any ERISA Affiliate under any provision of any Horizon Plan have been performed by it in all material respects and, neither Horizon nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any Horizon Plan.
(viii)    All required reports and descriptions for the Horizon Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Horizon Plans have been proper as to form and timely given.
(ix)    No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Horizon Plan.
(x)    There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or, to Horizon’s knowledge, threatened by any governmental agency involving any Horizon Plan.
(xi)    There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to Horizon’s knowledge, threatened against Horizon or any ERISA Affiliate in connection with any Horizon Plan or the assets of any Horizon Plan.
(d)    Horizon has provided or made available to LPB true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following Horizon Plans, as applicable:
(i)    All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);
(ii)    All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;
(iii)    All current executive and other incentive compensation plans, programs and agreements;
(iv)    All current group insurance, medical, and prescription drug arrangements, policies or plans;

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(v)    All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Horizon for its current or former directors, officers or employees;
(vi)    All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by Horizon or any ERISA Affiliate with respect to any Horizon Plan; and
(vii)    Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.
(e)    Except as contemplated in this Agreement, there are no material benefits or material liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.
ARTICLE V.

CERTAIN COVENANTS
LPB covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with LPB as follows):
5.01    Shareholder Approval. Unless this Agreement has been terminated in accordance with its terms, LPB shall submit this Agreement to its shareholders for approval (“Stockholder Approval”) and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of LPB (the “LPB Shareholders’ Meeting”) as soon as reasonably practicable after the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of LPB shall recommend to LPB’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from LPB’s shareholders.
5.02    Other Approvals.
(c)    LPB and Horizon shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.
(d)    LPB will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the LPB Disclosure Schedule and to which LPB and Horizon agree are material.
(e)    Any written materials or information provided by LPB or Horizon for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the

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statements contained therein, in light of the circumstances in which they are made, not false or misleading.
5.03    Conduct of Business.
(e)    After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of LPB and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees and preserve its present relationships with material customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes, and which are material to the operation of its business, in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with past practice and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.
(f)    From the date hereof until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.03(b) of the LPB Disclosure Schedule, without the prior written consent (including consent delivered by email) of Horizon which consent shall not be unreasonably withheld (which prior written consent shall be deemed to have been given, if Horizon has not objected to a proposed action by LPB on or before five (5) business days after written notice thereof by LPB has been received by Horizon), LPB will not and will cause its Subsidiaries to not:
(i)    make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or issue any stock (other than pursuant to the exercise of any Options outstanding as of the date hereof), issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;
(ii)    distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, each of the Subsidiaries may pay cash dividends to LPB or LPSB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of LPB or LPSB and expenses of the Merger; provided further, to provide funds for LPB’s dividends to its shareholders in accordance with this Agreement; provided further, LPB may pay its normal quarterly cash dividend of $0.04 per share to its shareholders which shall not be increased in per share amount; provided further, at Horizon’s request and except to the extent prohibited by Law or any bank regulatory agency, following receipt of Stockholder Approval and all

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Regulatory Approvals, LPSB shall pay dividends to LPB; provided further, no dividend may be paid by LPB to its shareholders for the quarterly period in which the Merger is scheduled to be consummated or consummated if during such period LPB’s shareholders will become entitled to receive dividends on their shares of Horizon common stock received pursuant to this Agreement;
(iii)    except as consistent with past practice, purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;
(iv)    except for binding commitments in effect as of the date of this Agreement, make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of LPB or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $500,000. LPSB also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $1,250,000; provided, that LPSB may, without the consent of Horizon, renew, modify, amend or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,500,000 or less, (2) unless such Mortgage Loan is saleable in the secondary market, any Mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other Mortgage Loan in excess of $417,000 (excluding any purchase from a borrower under a Warehouse Agreement of a Mortgage Loan originated thereunder in an amount less than $1,300,000), (3) any consumer Loan in excess of $75,000, (4) any home equity Loan or line of credit in excess of $100,000, (5) any Loan participation, (6) any agreement to purchase Mortgage Loans from any third‑party originator, or (7) any Warehouse Agreement with an existing or new borrower, including any amendment to the types of Mortgage Loans that may be originated and funded under any existing Warehouse Agreement; provided, that LPB may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (except for requests for approval of mortgage warehouse loans, which response shall be provided within four (4) hours of being provided with such notice) (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);
(v)    acquire any personal property assets of any other Person by any means (other than personal property acquired in foreclosure or in the ordinary course of business, including through the collection of indebtedness owed to LPSB). Foreclose upon or otherwise acquire,

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take title to or take possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither LPB nor LPSB shall be required to obtain such a report with respect to single family, non-agricultural residential property to be foreclosed upon unless LPB has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;
(vi)    except (1) as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.22 and Section 6.03(h) hereof), (2) as may be required pursuant to commitments existing on the date hereof or pursuant to any LPB employee benefit plan or arrangement described on Section 3.15(e) of the LPB Disclosure Schedules, (3) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, which do not involve increases of more than 4% in connection therewith, and which are typically given on an employee’s anniversary date of hire or the anniversary date in the current position, (4) the payment of bonuses for the year ended December 31, 2015, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice, all of which are set forth in Section 5.03(b)(vi) of the LPB Disclosure Schedule, and (5) the payment of bonuses for the partial year commencing January 1, 2016 and ending on the date of the Effective Time, to the extent such bonuses have been accrued in accordance with GAAP through the Effective Time and provided that such bonuses are consistent, as to amount and persons covered, with past practice, all of which are set forth in Section 5.03(b)(vi) of the LPB Disclosure Schedule; pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any LPB Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees;
(vii)    fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;
(viii)    except for obligations disclosed in this Agreement and actions consistent with past practice in the ordinary course of business, incur short-term FHLB advances, federal funds purchased by LPSB, trade payables and similar liabilities and obligations and the payment, discharge or satisfaction of liabilities reflected in the LPB Financial Statements or the Subsequent LPB Financial Statements, or borrow any money or incur any similar indebtedness in an aggregate amount exceeding $100,000;

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(ix)    change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in law and regulation, (2) changes in GAAP or regulatory accounting principles, (3) changes required by LPB’s independent auditors or its regulatory authorities, or (4) changes requested by Horizon pursuant to this Agreement;
(x)    make, change or revoke any material tax election, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;
(xi)    make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as contemplated by any application filed with any bank regulatory authority in connection with the Merger;
(xii)    waive, release, grant or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by this Agreement and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by LPB or any of its Subsidiaries which exceed $100,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;
(xiii)    except as already committed in writing as of the date of this Agreement and other than expenditures necessary to maintain existing assets in good repair, make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;
(xiv)    except as required by applicable law, regulation or its regulatory authorities: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;
(xv)    take any action that would change LPSB’s loan loss reserves that is not in compliance with LPSB’s policy and past practices consistently applied and in material compliance with GAAP;
(xvi)    except as already committed in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $100,000 owing to LPB or any Subsidiary or any claims which LPB or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;
(xvii)    pay, discharge, settle or compromise any litigation, claim, action, arbitration or other proceeding against LPB or any Subsidiary other than (1) any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, or (2) with regard to a settlement exceeding

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$50,000 individually or $100,000 in the aggregate, where such settlement is fully covered by insurance; and in all such cases contemplated by (1) and (2) above: (A) does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, (B) neither LPB nor LPSB consents to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, and (C) involves a complete and unconditional release from liability with respect to LPB and/or LPSB, as applicable, with no admission of fault;
(xviii)    take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied in any material respect, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law;
(xix)    maintain the rate of interest paid by LPSB on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;
(xx)    amend the Articles of Incorporation or Bylaws of LPB, or similar governing documents of any of its Subsidiaries;
(xxi)    maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;
(xxii)    knowingly take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or
(xxiii)    agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.
5.04    Insurance.
(a)    LPB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by LPB or its Subsidiaries as of the date of this Agreement.
(b)    LPB and its Subsidiaries shall (i) maintain in full force and effect blanket bond insurance coverage against loss or damage relating to or resulting from any breach of fidelity by any third-party mortgage broker compensated by LPB or any of its Subsidiaries in connection with the origination of any Mortgage Loan, such policy to have a single loss coverage limit of no less than $5,000,000 and a deductible of no more than $1,000,000, and (ii) cause each borrower who originates a Mortgage Loan with an advance under a Warehouse Agreement to maintain in full force and effect an insurance policy covering against loss or damage relating to or resulting from any

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breach of fidelity by such borrower, or any officer, director, employee or agent of such borrower, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, which policy shall name LPB as a loss payee with a right of action, and which shall provide coverage in an amount of at least $275,000, and which shall have a deductible that does not exceed $25,000.
5.05    Accruals for Loan Loss Reserve and Expenses.
(a)    Prior to the Effective Time, LPB shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as LPB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.
(b)    LPB recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof LPB shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of LPB to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to LPB, based upon such consultation and subject to the conditions in Section 5.05(d).
(c)    Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), LPB shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to LPB, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of LPB’s expenses of the Merger.
(d)    Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), LPB and LPSB shall make such conforming changes and entries as contemplated in Section 5.05(a), Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to LPB that Horizon will at the Effective Time deliver to LPB the certificate contemplated in Section 7.02(g).
(e)    LPB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).
5.06    Acquisition Proposals.
(d)    LPB will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Raymond James) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person concerning

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an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, LPB shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which LPB or any of its Subsidiaries is a party (other than any involving Horizon).
(e)    Except as permitted in this Section 5.06, LPB shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Raymond James) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by LPB’s shareholders, if LPB receives a bona fide Acquisition Proposal that the LPB Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of LPB’s obligations under this Section 5.06, LPB may furnish, or cause to be furnished, non-public information with respect to LPB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the LPB Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to LPB’s shareholders under applicable law and (B) prior to taking such action, LPB has used its reasonable best efforts to enter into a confidentiality agreement with such Person containing terms no less favorable to LPB than those contained the Confidentiality Agreement (as defined in Section 11.08) and which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with LPB. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Raymond James) of LPB or its Subsidiaries shall be a breach of this Section 5.06 by LPB.
(f)    Neither the LPB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such LPB Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit LPB or LPSB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of LPB’s shareholders to approve the Merger, the LPB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the LPB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the

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shareholders of LPB under applicable Law, and provided, further, that the LPB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the LPB Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) business day period) and (B) Horizon does not make, within five (5) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the LPB Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the LPB Board’s fiduciary duties to the shareholders of LPB under applicable law. LPB agrees that, during the five (5) business day period prior to its effecting an Adverse Recommendation Change, LPB and its officers, directors and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.
(g)    In addition to the obligations of LPB set forth in paragraphs (a), (b) and (c) of this Section 5.06, LPB shall as promptly as possible, and in any event within two (2) business days after LPB first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that LPB reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry LPB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to LPB any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, LPB (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct and complete copies of any document or communication related thereto.
(h)    For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 25% or more of the revenues, net income or assets of LPB and its Subsidiaries, taken as a whole, or (B) 25% or more of any class of equity securities of LPB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of equity securities of LPB or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving LPB, LPSB or any of its other Subsidiaries

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pursuant to which any Person or the shareholders of any Person would own 25% or more of any class of equity securities of LPB, LPSB, or any of LPB’s other Subsidiaries or of any resulting parent company of LPB or LPSB; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.
(i)    For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “25% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the LPB Board determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the shareholders of LPB from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.
5.07    Press Releases. Horizon and LPB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
5.08    Changes and Supplements to Disclosure Schedules. LPB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the LPB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LPB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LPB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII.
5.09    Failure to Fulfill Conditions. In the event LPB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Horizon.

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5.10    Access; Information.
(a)    Horizon and LPB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of the other party (other than minutes that discuss any of the transactions contemplated by this Agreement). Horizon and LPB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of LPB or Horizon or either of their Subsidiaries; provided further, neither LPB, Horizon nor any of their Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person or would result in the waiver by any of them of the privilege protecting communications between any of them and any of their counsel. In addition, after receipt of all Regulatory Approvals and Stockholder Approval, LPB shall cooperate with Horizon to facilitate introductions to LPSB’s customers and key business partners and referral sources.
(b)    No investigation by Horizon or LPB shall affect the representations and warranties made by LPB or Horizon herein.
(c)    Any confidential information or trade secrets received by Horizon, LPB or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or LPB, as applicable, or at Horizon’s or LPB’s request, returned to Horizon or LPB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements and any such retained information must be treated confidentially. Additionally, any confidential information or trade secrets received by Horizon or LPB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). This Section 5.10 will not require the disclosure of any information to Horizon or LPB which would be prohibited by law.
(d)    LPB shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14) days thereafter (other than minutes that discuss any of the transactions contemplated by this Agreement).
5.11    Financial Statements. As soon as internally available after the date of this Agreement, LPB will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of LPB prepared for its internal use, LPSB’s Call Reports for

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each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent LPB Financial Statements”). The Subsequent LPB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year‑end adjustments).
5.12    Environmental.
(a)    If requested by Horizon, LPB will cooperate with an environmental consulting firm designated by Horizon (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by LPB or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO, to the extent not prohibited by any lease governing LPSB’s lease of any property. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any LPB property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and LPB shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).
5.13    Governmental Reports and Shareholder Information. Promptly upon its becoming available, LPB shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by LPB to any Governmental Authority or to LPB’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which LPB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.
5.14    Adverse Actions. During the period from the date of this Agreement to the Effective Time, except with the written consent of Horizon, which consent will not be unreasonably withheld, LPB will, and it will cause each of its Subsidiaries to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement in any material respect; or (iii) result in the representations and warranties contained in Article III of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (subject to the standards set forth in Section 7.01(a) hereof) or in any of the conditions set forth in Article VII hereof not being satisfied; provided, however, that the forgoing shall not be

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deemed to require LPB to take any action which would otherwise violate any other provision of this Agreement.
5.15    Employee Benefits and Employees.
(a)    Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of LPB or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of LPB or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.
(b)    Before the date that is sixty (60) days prior to Closing, Horizon will use its best efforts to notify LPB of the employees Horizon intends to retain after the Effective Time. Prior to the Closing Date, LPB shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon, and LPB shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued paid-time off and the severance amounts contemplated by Section 6.03(h) of this Agreement.
(c)    Before Closing, with LPB’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of LPB.
5.16    Termination of LPB 401(k) Plan.
(a)    LPB maintains the LPB 401(k) Plan. LPB shall make contributions to the LPB 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the LPB 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those LPB 401(k) Plan participants who are employed by LPB or its Subsidiaries.
(b)    As soon as practicable following the execution of this Agreement, LPB, pursuant to the provisions of the LPB 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the LPB 401(k) Plan effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the LPB 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the LPB 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the LPB 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the LPB 401(k) Plan’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the LPB 401(k) Plan upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the LPB 401(k) Plan. Notwithstanding the

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preceding provisions, participants with outstanding plan loans under the LPB 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid (the “401(k) Loan Repayment Date”), Horizon, if any, shall cause loans to be made, outside of any tax‑qualified retirement plan, to those LPSB employees who had loans outstanding under the 401(k) Plan as of the 401(k) Loan Repayment Date, in an amount not to exceed the outstanding loan balance as of the 401(k) Loan Repayment Date, provided that any such LPSB employee completes any necessary documentation and is determined to qualify for such loan under applicable loan policies and underwriting standards of Horizon. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan. Horizon agrees to: (1) maintain the LPB 401(k) Plan employer stock fund (but which shall be frozen to additional investments after the Effective Time) until all assets are distributed from the LPB 401(k) Plan in order to preserve potential net unrealized appreciation tax treatment, unless and until Horizon ceases offering Horizon stock as an investment option under all qualified retirement plans maintained by Horizon, (2) permit the LPB 401(k) Plan participants to self-direct their investments after the Plan Termination Date, and (3) not change any of the investment options under the 401(k) Plan unless required by the Code, ERISA or applicable law.
(c)    As soon as practicable following the execution of this Agreement, LPB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the LPB 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to LPB of the favorable determination letter described in the preceding subsection (b). A copy of the competed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time. Following the Effective Time, Horizon shall use its reasonable best efforts in good faith to obtain the IRS favorable determination letter as promptly as possible, including adopting any amendments to the LPB 401(k) Plan that may be required by the IRS. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the tax-qualified status of the LPB 401(k) Plan upon its termination, the remaining account balances in the LPB 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.
(d)    Any contributions due to the LPB 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by LPB as soon as administratively feasible following the Plan Termination Date.
(e)    LPB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to LPB as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the LPB 401(k) Plan.
(f)    On or before the Effective Time, LPSB shall have directed the 401(k) Trustees to (i) provide to the LPB 401(k) Plan participants similar notices and materials provided to other LPB

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shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the LPB 401(k) Plan participants as to how to vote those shares of LPB Stock allocated to the accounts of the LPB 401(k) Plan participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of LPB Stock in accordance with the direction of the LPB 401(k) Plan participants and in accordance with Section 9.06 of the Basic Plan Document for the LPB 401(k) Plan; and (iv) vote the shares of LPB Stock for which no participant investment direction has been timely received by the Trustee in accordance with Section 9.06 of the Basic Plan Document for the LPB 401(k) Plan and in a manner determined by the Trustees to be for the exclusive benefit of the LPB 401(k) Plan’s participants and their beneficiaries.
(g)    As soon as practicable following the execution of this Agreement, Horizon will amend the Horizon Employees’ Thrift Plan (“Horizon 401(k) Plan”) to permit Continuing Employees to enter the Horizon 401(k) Plan as of the Effective Time, and Continuing Employees will be credited with prior years of service with LPB for purposes of eligibility and vesting (but not benefit accruals). Horizon agrees to permit LPB 401(k) Plan participants who become employees of Horizon to roll over their account balances in the LPB 401(k) Plan to the Horizon 401(k) Plan.
5.17    Disposition of Welfare Benefit and Sec. 125 Plans.
(a)    All fully insured welfare benefit (health, dental, vision, prescription drug, EAP, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by LPB or LPSB shall be terminated as of the Effective Time or as soon as administratively practicable after the Effective Time, if directed in writing by Horizon. LPB shall take, or cause to be taken, all actions necessary to terminate all of LPB’s and any Subsidiary’s group insurance policies as of the Effective Time, if instructed in writing by Horizon.
(b)    As of the Effective Time, and to the extent not prohibited by applicable law, LPB shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, if directed in writing by Horizon.
(c)    From the date of this Agreement through the Effective Time, LPB shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under LPB’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.
(d)    As of the date of the termination of the LPB cafeteria plan, if any, and if directed by Horizon, the balances in the health flexible spending accounts of Continuing Employees thereunder shall be transferred to the applicable components of the Horizon cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.

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5.18    Subsidiary Mergers and LSBRMI Termination. Following receipt of Stockholder Approval and all Regulatory Approvals, LPB shall, and shall cause each Subsidiary to, use its reasonable best efforts to take such action as necessary to (i) effectuate the LSBRMI Termination as contemplated in Section 1.08 hereof; and (ii) effectuate the Subsidiary Mergers.
5.19    Cooperation on Conversion of Systems. LPB agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its commercially reasonable best efforts to ensure an orderly transfer of information, processes, systems and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of LPB’s systems into, or to conform with, Horizon’s systems (including cooperating with Horizon in the training of LPB’s and its Subsidiaries’ employees on Horizon’s systems), so that, as of the Closing, the systems of LPB are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing. LPB and Horizon shall meet on a regular basis to discuss and plan for the conversion of LPB’s data processing and related electronic informational systems to those used by Horizon, which planning shall include, without limitation: (i) discussion of possible termination by LPB of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by LPB in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.
5.20    Installation/Conversion of Equipment. Prior to Closing and after the receipt of Regulatory Approvals, at times mutually agreeable to Horizon and LPB, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the LPB and LPSB offices, branches and ATM locations, and LPB shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of LPB or LPSB or require material alterations to LPB’s or LPSB’s facilities.
5.21    Supplemental Life Insurance Agreements (BOLI). Prior to the Effective Time, LPB shall, or shall cause LPSB to, take any and all action necessary to terminate in accordance with the terms and conditions thereof and without resulting liability to Horizon or any of its affiliates, The LaPorte Savings Bank Split Dollar Agreements with each of Michele M. Thompson and Daniel P. Carroll.
5.22    Employment Agreements and Change of Control Payments. LPB will pay out all amounts payable upon a change in control pursuant to the employment agreements between LPSB and (i) Lee A. Brady dated February 26, 2008, as amended, and (ii) Michele M. Thompson dated February 26, 2008, as amended (collectively, the “Employment Agreements”), as identified in the LPB Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreements had been triggered by the Merger, provided that, if required, all such agreements shall be amended with the written consent of the affected parties prior to the Effective Time to ensure and expressly provide that no payment shall be made under such agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be

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reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The payment of such amounts shall be contingent upon Ms. Thompson and Mr. Brady entering into a mutual termination of employment agreement in a form reasonably acceptable to Horizon and executed concurrent with the execution of this Agreement (the “Mutual Termination of Employment Agreements”), and each of them also entering into the Noncompetition Agreements. Such payments will be made in a lump sum no later than the Effective Time.
5.23    SERP Agreements and Deferred Compensation Agreement. At the Effective Time, Horizon shall assume those certain Supplemental Executive Retirement Agreements with Lee A. Brady, Michele M. Thompson, Patrick W. Collins, Bruce Fisher, and Russ Klosinksi and the Deferred Compensation Agreement with Lee A. Brady (the “Brady DCA” and together with the other agreements, collectively, the “SERPs”) and the timing and amount of the payments thereunder will be made in accordance with the SERP plan documents and which are detailed in Section 5.23 of the LPB Disclosure Schedule. For purposes of clarity, it is understood that neither Horizon nor LPB will terminate the SERPs and the parties will not accelerate the timing of the payments thereunder. Horizon and LPB agree that all amounts payable under the SERPs and DCA on behalf of Lee A. Brady, Bruce Fisher and Russ Klosinksi will be deposited into a separate account within Horizon’s existing irrevocable grantor trust (which shall meet the requirements of Internal Revenue Service Revenue Procedure 92-65 (as amended or superseded from time to time)) at the Effective Time, and all payments due under such SERPs will be made by such trust and from such separate account.
5.24    Mortgage Loan Operations.
(a)    At the earlier of five days prior to the Effective Time or after receipt of Stockholder Approval and all Regulatory Approvals, LPB will work to conform its mortgage warehouse operations to Horizon’s standards, including, but not limited to, adopting and/or adhering to Horizon’s mortgage warehouse (i) underwriting standards, which may result in the need for LPSB to exit certain existing relationships; (ii) loan documentation processes and procedures; and (iii) credit underwriting and monitoring processes and procedures.
(b)    After Stockholder Approval and all Regulatory Approvals, LPB shall immediately give notice to each mortgage warehouse customer who offers construction loans terminating such product type; provided, however, that if LPB determines that any prior commitments by any such customer commits LPB to make such an advance, LPB shall submit to Horizon for review and approval any such request at least two (2) business days prior to the contemplated funding date.
(c)    At the earlier of five days prior to the Effective Time or after receipt of Stockholder Approval and all Regulatory Approvals, LPB shall immediately give notice to each mortgage warehouse customer to discontinue any future purchases of correspondent Mortgage Loans. After the date of this Agreement and until the Effective Time (or until this Agreement is terminated as herein provided), LPB will not, and will cause its Subsidiaries to not, enter into any new agreement allowing any correspondent Mortgage Loans to be placed on a mortgage warehouse line.
(d)    At the earlier of five days prior to the Effective Time or after receipt of Stockholder Approval and all Regulatory Approvals, LPB shall give notice to each participant in a mortgage

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warehouse loan arrangement with LPSB that such participation arrangement will be terminated as of the Effective Time and shall take all steps necessary to terminate all agreements evidencing the same effective as of the Effective Time.
5.25    Amendment and Termination of LPSB ESOP.
(f)    LPB shall make contributions to the LPSB ESOP between the date hereof and the Effective Time consistent with the terms of the LPSB ESOP and past practices, including, without limitation, any contributions required pursuant to the terms and conditions of the ESOP Loan Documents.
(g)    No later than ten (10) days prior to the Closing Date, LPB, pursuant to the provisions of the LPSB ESOP, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the LPSB ESOP, effective as of the Closing Date (the “ESOP Termination Date”); (ii) amend the LPSB ESOP effective as of a date not later than the ESOP Termination Date to freeze participation under the LPSB ESOP and to provide that no distributions of accrued benefits shall be made from the LPSB ESOP, or its related employee benefit trust, subsequent to the ESOP Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the LPSB ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the LPSB ESOP upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the LPSB ESOP; (iii) amend the LPSB ESOP to provide that the excess of the proceeds from the sale of shares of LPB Common Stock held by the LPSB ESOP in the ESOP’s unallocated suspense account (“Suspense Shares”) over the unpaid principal and accrued interest of the Exempt Note attributable to the Suspense Shares shall (after repayment of the Exempt Note as contemplated in Section 5.25 of this Agreement) be allocated to the accounts of the ESOP’s participants according to each participant’s proportionate ESOP account balance as of the day before the ESOP Termination Date. Except as provided in this Section 5.25(b) or except to the extent that Horizon ceases offering Horizon stock as an investment option under all qualified plans maintained by Horizon, Horizon agrees that the LPSB ESOP will not dispose of the Horizon common stock received by the LPSB ESOP at the Closing Date in order to preserve potential net unrealized appreciation tax treatment upon the distribution of the Horizon common stock to the LPSB ESOP participants. LPB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the LPSB ESOP requesting the issuance to LPB of the favorable determination letter described in this Section 5.25(b). A copy of the competed and filed application shall be provided to Horizon at least five (5) business days prior to the Effective Time. On or before the Effective Time, LPB shall direct the Trustee of the LPSB ESOP to cause the unpaid principal balance and accrued interest through the Closing Date of the Exempt Note (such unpaid principal and accrued interest shall be referred to as the “ESOP Loan Balance”) to be repaid to Horizon, as successor in interest to LPB, as of the Closing Date. Repayment of the ESOP Loan Balance shall be made by transferring to Horizon, as successor in interest to LPB, the sum of (i) cash received by the ESOP for the Suspense Shares equal to thirty five percent (35%) of the ESOP Loan Balance, and (ii) a number of shares of Horizon common stock equal to (A) sixty five percent (65%) of the ESOP Loan Balance divided by (B) the fair market value of Horizon common stock as of the Closing Date.

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(h)    Following the Effective Time, Horizon shall use its best efforts in good faith to obtain the IRS favorable determination letter as promptly as possible, including adopting any amendments to the LPSB ESOP that may be required by the IRS. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the tax-qualified status of the LPSB ESOP upon its termination, the remaining account balances in the LPSB ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.
(i)    On or before the Effective Time, the ESOP Committee shall have directed Delaware Charter Guarantee & Trust Company (the “ESOP Trustee”), as directed trustee of the ESOP to (i) provide to the ESOP participants similar notices and materials provided to other LPB shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the ESOP’s participants as to how to vote those shares of LPB Stock allocated to the accounts of the ESOP’s participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of LPB Stock in accordance with the direction of the ESOP’s participants and in accordance with Section 7.1-1 of the ESOP; and (iv) vote the Suspense Shares and allocated shares of LPB Stock for which no participant investment direction has been timely received by the Trustee in accordance with Section 7.1-1 of the ESOP.
(j)    LPB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to LPB as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the LPSB ESOP.
(k)    As soon as practicable following the execution of this Agreement, Horizon will amend the Horizon Employee Stock Ownership Plan (the “Horizon ESOP”) to permit Continuing Employees to enter the Horizon ESOP as of the Effective Time, and Continuing Employees will be credited with prior years of service with LPB for purposes of eligibility and vesting (but not benefit accruals).
5.26    280G Opinion. Prior to the Effective Time, LPB shall use its reasonable best efforts to cause LPB and Horizon to receive confirmation, in a form reasonably satisfactory to LPB and Horizon, from an accounting firm, to the effect that as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), LPB, its Subsidiaries and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Section 280G of the Code.
ARTICLE VI.

COVENANTS OF HORIZON
Horizon covenants and agrees with LPB and covenants and agrees to cause its Subsidiaries to act as follows (and, where applicable, LPB covenants and agrees with Horizon as follows):

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6.01    Approvals. Horizon shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger (except those only applicable to LPB or LPSB, if any), and all parties shall file such applications as promptly as practicable after the execution of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), and in no event later than forty‑five (45) days after the execution of this Agreement. Horizon shall provide LPB and its counsel appropriate opportunity to review and comment on such bank regulatory applications, including any supplements or amendments to such filings and all responses for additional information and replies to comments, prior to such filings being filed with a bank regulatory agency. Horizon and LPB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. Horizon shall provide to LPB’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications and agrees that it will consult with LPB with respect to such consents, authorizations, approvals, registrations and certificates, and agrees that it will keep LPB apprised of the status of matters relating to completion of the transactions contemplated hereby.
6.02    SEC Registration.
(g)    For the purposes (x) of registering the Horizon Common Stock to be offered to holders of LPB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the LPB shareholders meeting, as soon as practicable following the date of this Agreement, LPB (with the assistance of Horizon as appropriate) shall prepare the required proxy disclosures, in accordance with the rules and regulations of the SEC, to be used in connection with the LPB shareholders meeting to obtain approval for the Merger (the “Proxy Statement”), and Horizon shall use its reasonable best efforts to prepare and file with the SEC, no later than 45 days after the date of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “1933 Act”) covering the shares of Horizon common stock to be issued pursuant to this Agreement, in which the Proxy Statement will be included as a prospectus. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Horizon shall provide LPB and its counsel with appropriate opportunity to review and comment on the Registration Statement, and shall incorporate all appropriate comments thereto prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Horizon shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Horizon shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of Horizon common stock.
(h)    The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. Horizon

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shall provide LPB and its counsel with appropriate opportunity to review and comment on such response and shall incorporate all appropriate comments thereto prior to filing its response with the SEC. If prior to the Effective Time any event occurs with respect to LPB, Horizon or any Subsidiary of LPB or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of LPB or Horizon, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, LPB or Horizon, as applicable, shall promptly notify the other of such event, and LPB or, Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to LPB’s shareholders and to Horizon’s shareholders.
(i)    Horizon shall cause the shares of Horizon Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time.
6.03    Employee Benefit Plans and Employee Payments.
(c)    Horizon shall make available to the officers and employees of LPB or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees.
(d)    Horizon and LPB agree to treat the differences between the vacation and paid time off policies of LPB and any Subsidiary (including, without limitation, any banked paid time) and the vacation and paid time off policies of Horizon as provided in Section 6.03(b) of the LPB Disclosure Schedule, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with LPB or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.
(e)    Continuing Employees will receive credit for prior service with LPB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries. The Horizon 401(k) Plan will be amended as provided in Section 5.16(f) of this Agreement and the Horizon ESOP will be amended as provided in Section 5.25(f) of this Agreement.
(f)    To the extent a LPB employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans as of the Effective Time. To the extent a LPB employee benefit plan is terminated after the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans on the date of such plan termination. Horizon will: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under

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the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of LPB; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding LPB plan during the balance of the then current 12-month period of coverage.
(g)    To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the LPB 401(k) Plan with respect to any Continuing Employees.
(h)    Horizon may elect to continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.
(i)    Until the Effective Time, LPB or a Subsidiary of LPB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of LPB or a Subsidiary of LPB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of LPB or a Subsidiary of LPB who incurs a qualifying event before the Effective Time.
(j)    Except for Lee A Brady, Michele M. Thompson, Patrick W. Collins, Kevin N. Beres, and Daniel P. Carroll, and any other employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of LPSB as of the Effective Time (i) who are still employed by LPSB and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form substantially similar to the agreement provided in Section 6.03(h) of the Horizon Disclosure Schedule, shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with LPSB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense will provide group career counseling for the LPSB employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.

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6.04    Adverse Actions. During the period from the date of this Agreement to the Effective Time, except with the written consent of LPB, which consent will not be unreasonably withheld, Horizon will, and it will cause each of its Subsidiaries to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) reasonably be expected to materially adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement in any material respect; or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (subject to the standards set forth in Section 7.02(a) hereof) or in any of the conditions set forth in Article VII hereof not being satisfied; provided, however, that the forgoing shall not be deemed to require Horizon to take any action which would otherwise violate any other provision of this Agreement.
6.05    D&O Insurance and Indemnification.
(j)    Subject to the limits of applicable federal banking law and regulations, Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of LPB and its Subsidiaries, including LPSB (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of LPB or any of its Subsidiaries under applicable law or LPB’s, or any such Subsidiaries’, articles of incorporation or bylaws as in effect as of the date of this Agreement.
(k)    Subject to the terms and conditions of this Section 6.05(b), Horizon shall cause the persons serving as officers and directors of LPB and LPSB immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by LPB (the “Existing Policy”) or by a policy of at least the same coverage containing terms and conditions which are not materially less favorable (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, LPB shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by LPB with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of commercially reasonable best efforts to do so, Horizon is unable

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to maintain or obtain the insurance required by this Section 6.05(b), Horizon shall obtain the most advantageous policy of directors’ and officers’ insurance that is available for the Maximum Amount.
(l)    The provisions of this Section 6.05 shall survive the Effective Time and the obligations of Horizon provided under this Section 6.05 are intended to be enforceable against Horizon directly by the Indemnified Parties and his or her heirs and personal representatives. Horizon shall pay all reasonable costs, including attorneys’ fees, upon the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.05 to the fullest extent permitted under applicable law, the articles of incorporation of LPB or the bylaws of LPB; provided, however, such payment of costs shall be paid by Horizon in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of: (i) written affirmation of an Indemnified Party’s good faith belief that the Indemnified Party is eligible to receive the indemnification provided for in this Section 6.05; and (ii) an unconditional written undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Horizon as authorized in this Section 6.05.
(m)    In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.
6.06    Changes and Supplements to Horizon Disclosure Schedules. Horizon shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events after the date of this Agreement arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII.
6.07    La Porte County Advisory Board. Horizon agrees to add, as of the Effective Time, two (2) representatives to Horizon’s La Porte County Advisory Board from the LPB or LPSB Board and/or from the communities served by LPSB, as mutually agreed upon.
6.08    Horizon and Horizon Bank Board. Horizon and Horizon Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon and Horizon Bank, Michele M. Thompson shall be appointed as a director of Horizon and Horizon Bank. If the term of the class of directors to which Ms. Thompson is appointed shall expire less than three (3) years of the Effective Time, Horizon and Horizon Bank agree to cause her to be nominated and recommended for election by the shareholders at the next election of directors as long as she continues to meet all of Horizon’s and Horizon Bank’s director qualifications as set forth in their organizational documents, charters, and/or written policies, is otherwise qualified

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to serve as a director of Horizon and Horizon Bank under all applicable laws and regulations, and is not prohibited from serving in such a capacity by any bank or securities regulatory authority or similar self-governing body with jurisdiction over Horizon or Horizon Bank.
6.09    Issuance of Horizon Common Stock. The Horizon Common Stock to be issued by Horizon to the shareholders of LPB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The Horizon common stock to be issued to the shareholders of LPB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other person, firm or entity. The Horizon common stock to be issued to the shareholders of LPB pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon common stock issued to any shareholder of LPB who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.
6.10    Community Investment. Horizon agrees that, for a period of five (5) years following the Effective Time, it shall cause Horizon Bank to donate $50,000 annually to nonprofit organizations and/or community schools in the markets served by LPSB. The continuation of these annual donations will be dependent upon Horizon’s continued financial performance, and their permissibility under applicable law, including all banking regulations. These donations shall be administered by Horizon’s La Porte County’s Advisory Board, subject to oversight by the Horizon Bank Board of Directors and/or Horizon’s CEO.
6.11    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Horizon agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Horizon shall not, and shall not permit any of its Subsidiaries to, knowingly take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
6.12    Merger Consideration Availability. Horizon agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Horizon Common Stock to fulfill its obligations under this Agreement. Horizon has no reason to believe it will not have a sufficient amount of cash, or have access to a sufficient amount of cash, to fulfill its obligations under this Agreement.
6.13    Short-Swing Trading Exemption. Horizon shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of LPB (including derivative securities) or acquisitions of equity securities of Horizon in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3(d) promulgated under the Exchange Act.
6.14    Conduct of Business. After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of Horizon and its Subsidiaries shall:

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(1) use commercially reasonable efforts to preserve its business organization intact in all material respects and preserve its present relationships with material customers; (2) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes and which are material to the operation of its business in good operating condition and repair, reasonable wear and tear excepted; (3) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance, in all material respects, with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (4) not knowingly do or knowingly fail to do anything which will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.
6.15    Failure to Fulfill Conditions. In the event Horizon determines that a condition to its obligation to complete the Merger cannot be fulfilled, and that it will not waive that condition, it will promptly notify LPB.
ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER
7.01    Conditions Precedent to Horizon’s Obligations. The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon, provided, however, that the conditions set forth in Sections 7.01(d), (e), (f), (i) and (j) cannot be waived by Horizon:
(j)    Representations and Warranties. The representations and warranties of LPB set forth in Sections 3.03(a), 3.23(a) and 3.23(o) (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct (other than, in the case of Section 3.03(a), such failures to be true, accurate and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of LPB set forth in Sections 3.01, 3.02(a), 3.02(b)(i) and (ii), 3.03(c), 3.08, 3.22 and 3.35 (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of LPB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate and correct unless the failure or failures of such representations and warranties to be so true, accurate and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on LPB.

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(k)    Covenants. Each of the covenants and agreements of LPB shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.
(l)    Deliveries at Closing. Horizon shall have received from LPB at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b).
(m)    Registration Statement Effective. Horizon shall have registered its shares of Horizon common stock to be issued to shareholders of LPB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.
(n)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would (i) following the Effective Time, have a Material Adverse Effect on Horizon or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
(o)    Shareholder Approval. The shareholders of LPB shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.
(p)    Officers’ Certificate. LPB shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of LPB contained in Article III are true, accurate and correct subject to the standard specified in Section 7.01(a); (ii) all the covenants of LPB have been complied with in all material respects at or prior to the Effective Time; and (iii) LPB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.
(q)    Tax Opinion. The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of LPB, except with respect to the Cash Consideration and the cash received by the shareholders of LPB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.05 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
(r)    Material Proceedings. None of Horizon, LPB, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger.

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(s)    Listing. The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.
(t)    Notice of Termination of Data Processing Agreement. LPSB shall have provided notice of termination to Jack Henry & Associates, Inc. (“JHA”) under that certain Master Software License Maintenance and Services Agreement, dated February 28, 2008 (including related exhibits and schedules), as amended, between LPSB and JHA.
(u)    LPB Consolidated Shareholder’s Equity. As of the end of the month prior to the Effective Time, the LPB Consolidated Shareholders’ Equity (as defined in this Section 7.01(l)), shall not be less than $84.4 million. “LPB Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of LPB and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established by LPB or any Subsidiary of LPB pursuant to Section 5.05(b); (B) any changes to the valuation of the LPSB investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2015 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by LPB or any Subsidiary of LPB in connection with this Agreement or the transactions contemplated hereby; (D) any amounts paid or payable to any director, officer or employee of LPB or any Subsidiary of LPB under any contract, severance arrangement, benefit plan or employment practice of LPB or any Subsidiary of LPB and all other payroll and non-payroll related costs and expenses; (E) costs associated with the termination of the 401(k) Plan, the ESOP and any other employee benefit plan, except as otherwise expressly provided herein; and, (F) costs associated with the termination of the JHA data processing agreement, (G) cash dividends permitted to be paid to shareholders of LPB pursuant to Section 5.03(a)(ii) and the dividends payable by LSB Real Estate, Inc. on the outstanding 125 shares of 12.5% Series A preferred stock held by investors other than LSB Investments, Inc.; and (H) any other expenses incurred in connection with the transactions contemplated hereby; in each case incurred or to be incurred by LPB or any LPB Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the LPB Consolidated Shareholders’ Equity for purposes of this Section.
(v)    Consents. LPB shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.
7.02    Conditions Precedent to LPB’s Obligations. The obligation of LPB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by LPB provided, however, that the conditions set forth in Sections 7.02(d), (e), (f), (i) and (j) cannot be waived by LPB:
(k)    Representations and Warranties. The representations and warranties of Horizon set forth in Sections 4.03(a) and 4.20 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct (other than, in the case of Section 4.03(a), such failures to

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be true, accurate and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Horizon set forth in Sections 4.01, 4.02(a), 4.02(b)(i) and (ii), and 4.07 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Horizon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate and correct unless the failure or failures of such representations and warranties to be so true, accurate and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Horizon.
(l)    Covenants. Each of the covenants and agreements of Horizon shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.
(m)    Deliveries at Closing. LPB shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to LPB, listed in Section 10.02(a) hereof.
(n)    Registration Statement Effective. Horizon shall have registered its shares of Horizon common stock to be issued to shareholders of LPB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.
(o)    Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
(p)    Shareholder Approval. The shareholders of LPB shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.
(q)    Officers’ Certificate. Horizon shall have delivered to LPB a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Closing Date, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate and correct subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with in all material respects at or prior to the Effective Time; and (iii) Horizon has

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satisfied and fully complied with all conditions necessary to make this Agreement effective as of the Closing Date.
(r)    Tax Opinion. The Board of Directors of LPB shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to LPB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of LPB, except with respect to the Cash Consideration and the cash received by the shareholders of LPB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.05 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
(s)    Listing. The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.
(t)    Material Proceedings. None of Horizon, LPB, or any Subsidiary of Horizon or LPB, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger.
ARTICLE VIII.

TERMINATION OF MERGER
8.01    Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:
(u)    by the mutual written consent of Horizon and LPB;
(v)    by either of LPB or Horizon by written notice to the other:
(xii)    if this Agreement and the Merger are not approved by the requisite vote of the shareholders of LPB at the meeting of shareholders of LPB contemplated in Section 5.01;
(xiii)    (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section

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8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;
(xiv)    if the consummation of the Merger shall not have occurred on or before February 28, 2017 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose material breach of any representation, warranty, covenant or other agreement contained in this Agreement causes the failure of the Merger to occur on or before the Outside Date; or
(w)    by written notice from Horizon to LPB, if:
(viii)    any event shall have occurred which is not capable of being cured prior to or on the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to or on the Outside Date (provided, that Horizon is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
(ix)    LPB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied prior to or on the Outside Date or such breach has not been cured by LPB within twenty (20) business days after LPB’s receipt of written notice of such breach from Horizon (provided, that Horizon is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or
(x)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect on LPB.
(x)    by written notice from LPB to Horizon if:
(i)    any event shall have occurred which is not capable of being cured prior to or on the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to or on the Outside Date (provided, that LPB is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
(ii)    Horizon breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied prior to or on the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from LPB (provided, that LPB is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

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(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts that has had, individually or in the aggregate, a Material Adverse Effect on Horizon.
(y)    by written notice from Horizon to LPB:
(i)    if the LPB Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;
(ii)    in the event of an Adverse Recommendation Change;
(iii)    if the LPB Board shall approve any Acquisition Proposal or publicly recommend that the holders of LPB Common Stock accept or approve any Acquisition Proposal; or
(iv)    if LPB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.
(z)    by written notice by Horizon to LPB if a quorum could not be convened at the meeting of shareholders of LPB contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.
(aa)    by written notice by LPB to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if, both of the following conditions are satisfied, such termination to be effective on the fifth (5th) business day following the date LPB provides notice to Horizon after the Determination Date as set forth below:
(i)    the Horizon Market Value on the Determination Date is less than $20.58; and
(ii)    the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price minus 0.15;
subject, however, to the following three sentences. If LPB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Horizon Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such five (5) business day period, Horizon delivers written notice to LPB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies LPB of the

AGREEMENT AND PLAN OF MERGER    PAGE 73

revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.
“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Horizon Market Value” means $24.21, adjusted as indicated in the last sentence of this Section 8.01(g).
“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Select Market.
If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).
8.02    Effect of Termination.
(f)    Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or LPB and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 5.06, this Section 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.

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(g)    LPB shall pay to Horizon an amount in cash equal to $3,764,000 (the “Termination Fee”) if:
(i)    this Agreement is terminated by Horizon pursuant to Section 8.01(e); or
(ii)    after the occurrence of an Acquisition Proposal, this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of LPB’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section 8.01(f); in each case, prior to the date that is twelve (12) months after such termination, LPB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement); or
(iii)    this Agreement is terminated by either LPB or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination LPB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.
(iv)    this Agreement is terminated by Horizon pursuant to Section 8.01(c)(ii) after the occurrence of an Acquisition Proposal, and prior to the date that is twelve (12) months after such termination, LPB or any of its Subsidiaries enters into any Acquisition Agreement or such Acquisition Proposal is consummated.
(h)    Any fee due under Section 8.02(b) shall be paid by LPB by wire transfer of same day funds within three business days after written demand for payment is made by Horizon.
(i)    In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full. LPB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if LPB fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against LPB for the Termination Fee, LPB shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.
ARTICLE IX.

EFFECTIVE TIME OF THE MERGER
Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and LPB

AGREEMENT AND PLAN OF MERGER    PAGE 75

as filed with the Indiana Secretary of State and the Maryland Department of Assessments and Taxation (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur on the first day of the month after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.
ARTICLE X.

CLOSING
10.01    Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.
10.02    Deliveries.
(a)    At the Closing, Horizon will deliver to LPB the following:
(ix)    the officers’ certificate contemplated by Section 7.02(g) hereof;
(x)    copies of all Regulatory Approvals necessary to consummate the Merger;
(xi)    copies of the resolutions adopted by the Board of Directors of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;
(xii)    the tax opinion required by Section 7.02(h) hereof;
(xiii)    evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and
(xiv)    such other documents and information as LPB or its legal counsel may reasonably request.
(b)    At the Closing, LPB will deliver to Horizon the following:
(xxiv)    the officers’ certificate contemplated by Section 7.01(g) hereof;
(xxv)    copies of the resolutions adopted by the Board of Directors and shareholders of LPB certified by the Secretary of LPB relative to the approval of this Agreement and the Merger;
(xxvi)    the tax opinion required by Section 7.01(h) hereof;
(xxvii)    the 280G opinion required by Section 5.26 hereof; and

AGREEMENT AND PLAN OF MERGER    PAGE 76

(xxviii)    such other documents and information as Horizon or its legal counsel may reasonably request.
ARTICLE XI.

MISCELLANEOUS
11.01    No Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of LPB, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.
11.02    Waiver; Amendment.
(c)    The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any permitted condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.
(d)    This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.
11.03    Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

AGREEMENT AND PLAN OF MERGER    PAGE 77

If to Horizon:	with a copy (which shall not constitute notice) to:
Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Curt W. Hidde
And
If to LPB:	with a copy (which shall not constitute notice) to:
LaPorte Bancorp, Inc. 710 Indiana Avenue La Porte, IN 46350 Attn: Michele Thompson, President and Chief Financial Officer	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attn: Kip A. Weissman Benjamin M. Azoff
or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.
11.04    Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.
11.05    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
11.06    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.
11.07    Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of La Porte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such

AGREEMENT AND PLAN OF MERGER    PAGE 78

courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.
11.08    Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the confidentiality letter agreement dated November 23, 2015, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
11.09    Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Section 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.06, 5.16, 5.17, 5.18, 5.21, 5.22, 5.23, 6.03, 6.05, 6.07, 6.08 and all of the provisions of this Article XI shall survive the Effective Time.
11.10    Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.
11.11    Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice‑versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

[Signature Page Follows.]

AGREEMENT AND PLAN OF MERGER    PAGE 79

IN WITNESS WHEREOF, Horizon and LPB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

HORIZON BANCORP

By: /s/ Craig M. Dwight
Craig M. Dwight
CEO & Chairman

LAPORTE BANCORP, INC.

By: /s/ Lee A. Brady
Lee A. Brady
Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

INDEX OF EXHIBITS

Exhibit 2.03	Option Cancellation Agreement
Exhibit 5.01	Voting Agreement
INDEX OF SCHEDULES

INDEX OF EXHIBITS AND SCHEDULES

Schedule 3.0	LPB Knowledge Group
Schedule 3.01(a)	Subsidiaries of LPB
Schedule 3.01(b)	Subsidiaries of LPSB
Schedule 3.02(b)	Conflicts
Schedule 3.03(a)	Options
Schedule 3.03(b)	Liens on Subsidiary Stock
Schedule 3.03(c)	Other Securities and Stock Option and Similar Plans
Schedule 3.05(b)	Insider Loans
Schedule 3.07(a)	Litigation and Pending Proceedings
Schedule 3.09(a)	Material Contracts
Schedule 3.11(a)	Owned and Leased Real Property
Schedule 3.12(a)	Loans
Schedule 3.13	Indebtedness
Schedule 3.15(a)	Non-Compliance with Employee Benefit Plans
Schedule 3.15(c)	Former Employee Benefits
Schedule 3.15(e)	Employee Benefit Plans and Agreements
Schedule 3.15(g)	Acceleration of Employee Benefits
Schedule 3.15(i)	280G Payments
Schedule 3.16	Employee Agreements
Schedule 3.18	Tax Audits
Schedule 3.20	List of Insurance Policies
Schedule 3.22	Broker’s, Finder’s or Other Fees
Schedule 3.23	LPB Interim Events
Schedule 3.24	Insider Transactions
Schedule 3.25(a)	Indemnity Agreements
Schedule 3.31	LPB and LPSB Agreements with Regulatory Agencies
Schedule 4.0	Horizon Knowledge Group
Schedule 4.03(b)	Liens on Horizon Bank Stock
Schedule 4.10	Horizon Tax Audits
Schedule 5.03(b)	Ordinary Conduct of Business Exceptions
Schedule 5.03(b)(vi)	LPSB Bonuses
Schedule 5.23	LPB SERP Payments
Schedule 6.03(b)	Vacation and Paid Time Off Reconciliation
Schedule 6.03(h)	Termination and Release Agreement

INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT 2.03

OPTION CANCELLATION AGREEMENT

(See attached)

EXHIBIT 2.03

OPTION CANCELLATION AGREEMENT
The undersigned represents and warrants that he/she is the legal and beneficial owner of one or more options to purchase shares of common stock, $0.01 par value, of LAPORTE BANCORP, INC. (“LPB”) which was issued to the undersigned under The LaPorte Bancorp, Inc. 2011 Equity Incentive Plan or The LaPorte Bancorp, Inc. 2014 Equity Incentive Plan are described on Schedule 1 attached hereto (the “Options”). The Options are evidenced by one or more stock option grant agreements (the “Stock Option Agreements”).
The undersigned acknowledges that LPB has agreed to merge with Horizon Bancorp, and acknowledges and agrees that in connection therewith, the holders of the LPB stock options are required to convert their stock options into cash pursuant to Section 2.03 of the Agreement and Plan of Merger dated March 10, 2016.
The undersigned acknowledges and agrees that he/she shall be entitled to receive, in connection with the merger and payable within five (5) business days after the Closing Date of the merger, a cash payment equal to the difference between $17.50 and the per share exercise price for each share of LPB common stock subject to the Options, including any non-vested options, owned by the undersigned, provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law, and recognizes and agrees that the Stock Option Agreements (and all other agreements or instruments evidencing the ownership of the Options held by the undersigned) shall be cancelled and be of no further force and effect upon the payment noted above.
IN WITNESS WHEREOF, the undersigned has executed this Agreement on the ____ day of ______________________, 2016.
OPTIONHOLDER

Signature

Name Printed

ACCEPTED AND AGREED to this ____ day of __________________, 2016.

HORIZON BANCORP

By:
Printed:
Title:

OPTION CANCELLATION AGREEMENT

SCHEDULE 1

STOCK OPTIONS

Date of Grant:	No. of Options:	Exercise Price:	Amount of Payment at Closing Date
		$__________	$__________
		$__________	$__________
		$__________	$__________
		$__________	$__________
		$__________	$__________
Total		N/A	$__________

SCHEDULE 1

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

EXHIBIT 5.01

VOTING AGREEMENT
Each of the undersigned, being all of the directors and executive officers of LAPORTE BANCORP, INC. (“LPB”) and THE LAPORTE SAVINGS BANK, an Indiana state-chartered savings bank and wholly-owned subsidiary of LPB (“LPSB”) having, in the case of the LPB directors, voted for the approval and adoption by LPB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among LPB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of LPB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to LPB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably (in his or her individual capacity and not in his or her capacity as a director or officer of LPB and LPSB) covenants and agrees with Horizon that:
(a)will vote all shares of common stock of LPB (“LPB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of LPB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger (provided that the term “LPB Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary; (2) any shares as to which the undersigned does not have, directly or indirectly, sole voting power; (3) any unexercised stock options to purchase shares of LPB Common Stock); and
(b)until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of LPB Common Stock, or any right or option with respect thereto or any interest therein, including any shares of restricted stock, other than: (a) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Horizon; (b) transfers by will or operation or law; (c) transfers in connection with estate planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to abide by the terms of this Agreement; (d) the withholding of LPB Common Stock by LPB to satisfy tax obligations upon the vesting of any shares of restricted stock or the exercise of stock options; or (e) such transfers as Horizon may otherwise permit in its sole discretion.
The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of LPB Common Stock indicated beside his or her signature below.
This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company

VOTING AGREEMENT    PAGE 1

Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of LPB’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of LPB.
This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of La Porte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.
It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of LPB Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or executive officer of LPB. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of LPB Common Stock held or controlled by the undersigned as of the date hereof.
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VOTING AGREEMENT    PAGE 2

EXECUTED AND DELIVERED as of March 10, 2016.
EXECUTIVE OFFICERS:

/s/ Lee A. Brady	(85,476 shares)
Lee A. Brady

/s/ Michele M. Thompson	(67,291 shares)
Michele M. Thompson

/s/ Patrick W. Collins	(29,004 shares)
Patrick W. Collins

/s/ Kevin N. Beres	(44,185 shares)
Kevin N. Beres

/s/ Daniel P. Carroll	(19,012 shares)
Daniel P. Carroll

DIRECTORS:

/s/ Paul G. Fenker	(33,574 shares)
Paul G. Fenker

/s/ Ralph F. Howes	(39,399 shares)
Ralph F. Howes

/s/ Mark A. Krentz	(10,568 shares)
Mark A. Krentz

/s/ L. Charles Lukmann, III	(51,532 shares)
L. Charles Lukmann, III

/s/ Jerry L. Mayes	(24,064 shares)
Jerry L. Mayes

/s/ Dale A. Parkison	(21,107 shares)
Dale A. Parkison

/s/ Robert P. Rose	(26,639 shares)
Robert P. Rose

SIGNATURE PAGE TO VOTING AGREEMENT